     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2006

                                                     REGISTRATION NO. 333-126659

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              RIVIERA TOOL COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MICHIGAN                                              38-2828870
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                                   ----------

                            5460 EXECUTIVE PARKWAY SE
                          GRAND RAPIDS, MICHIGAN 49512
                                 (616) 698-2100
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                                 PETER C. CANEPA
                             CHIEF FINANCIAL OFFICER
                            5460 EXECUTIVE PARKWAY SE
                          GRAND RAPIDS, MICHIGAN 49512
                           (616) 698-2100 (TELEPHONE)
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:
                               ALAN I. ANNEX, ESQ.
                               NITIN KHAKEE, ESQ.
                             GREENBERG TRAURIG, LLP
                              THE MET LIFE BUILDING
                                 200 PARK AVENUE
                               NEW YORK, NY 10166
                           (212) 801-9200 (TELEPHONE)
                            (212) 805-6400 (TELECOPY)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2006

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                              DATED AUGUST 11, 2006

                                   PROSPECTUS

                              RIVIERA TOOL COMPANY

                        3,256,791 SHARES OF COMMON STOCK

                                 (NO PAR VALUE)

                                   ----------

          This prospectus relates to the sale by Laurus Master Fund, Ltd. ("Laurus") of up to 3,256,791 shares of our common stock consisting of:

          - 1,204,820 shares of our common stock issuable by us to Laurus upon exercise by Laurus of the outstanding conversion rights pursuant to a convertible minimum borrowing note,

          - 1,401,971 shares of common stock issuable by us to Laurus upon exercise by Laurus of the outstanding conversion rights pursuant to a convertible term note; and

          - 650,000 shares of our common stock issuable by us to Laurus upon exercise by Laurus of the outstanding option rights.

          The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution" on page 37. Except with respect to the exercise of the outstanding option rights during the exercise period, we will receive none of the proceeds from the sale of any of the common stock to which this prospectus relates. See "Use of Proceeds and Expenses of the Offering" on page 9. Except for brokerage expenses, fees, discounts and commissions, which will all be paid by Laurus, we will pay all expenses incurred in connection with the offering described in this prospectus.

          The prices at which Laurus may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time, by Laurus. See "Plan of Distribution" on page 37.

          Our common stock is listed on the American Stock Exchange (Symbol:
RTC). On August 9, 2006, the closing price of the shares was $ .49 per share. See "Market Prices of Riviera Tool Common Stock" on page 11.

          THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                   ----------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                        PROSPECTUS DATED AUGUST 11, 2006

                                TABLE OF CONTENTS

THE OFFERING..............................................................     1
THE COMPANY...............................................................     2
SUMMARY FINANCIAL DATA....................................................     4
CAPITALIZATION............................................................     5
RISK FACTORS..............................................................     6
FORWARD-LOOKING INFORMATION...............................................     9
WHERE YOU CAN FIND MORE INFORMATION.......................................     9
USE OF PROCEEDS AND EXPENSES OF THE OFFERING..............................    10
MARKET PRICES OF RIVIERA TOOL COMMON STOCK................................    10
OUR BUSINESS..............................................................    12
DESCRIPTION OF PROPERTY...................................................    15
LEGAL PROCEEDINGS.........................................................    15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS..........................................................    16
MANAGEMENT................................................................    25
EXECUTIVE COMPENSATION....................................................    26
COMPENSATION COMMITTEE REPORT.............................................    27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
   STOCKHOLDER MATTERS....................................................    29
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS........    30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................    30
SELLING SECURITYHOLDERS...................................................    32
DESCRIPTION OF RIVIERA TOOL COMMON STOCK..................................    33
PLAN OF DISTRIBUTION......................................................    35
LEGAL MATTERS.............................................................    36
EXPERTS...................................................................    36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
   DISCLOSURE.............................................................    36
INDEX TO FINANCIAL STATEMENTS.............................................   F-1


          WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS THAT DIFFER FROM WHAT IS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK OFFERS TO BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                  THE OFFERING

GENERAL

          The registration statement of which this prospectus is a part relates to the sale of shares of our common stock issuable to Laurus Master Fund, Ltd. ("Laurus"). Specifically, the shares of our common stock included in this offering consist of:

     - 1,204,820 shares of our common stock issuable upon conversion of the convertible minimum borrowing note, issued to Laurus with a conversion price of $1.66 per share;

     - 1,401,971 shares of our common stock issuable upon conversion of the convertible term note, issued to Laurus with a conversion price of $1.66 per share; and

     - 650,000 shares of our common stock issuable upon exercise of an option, issued to Laurus with an exercise price of $0.01 per share.

          On May 17, 2005, Laurus entered into a securities purchase agreement (the "Securities Purchase Agreement") and a security agreement (the "Loan Agreement", and together with the Securities Purchase Agreement, the "Agreements") with us pursuant to which Laurus may convert, subject to certain limitations, the term loan and the revolving loans made thereunder into our common stock at Laurus' option any time up to maturity at a conversion price of $1.66 per share. Further pursuant to the Securities Purchase Agreement, we agreed to issue Laurus the option to purchase 650,000 shares of our common stock at an exercise price of $0.01 per share.

          On December 9, 2005, we entered into an Omnibus Amendment with Laurus amending the term "Fixed Conversion Price" with respect to the convertible minimum borrowing note. The term "Fixed Conversion Price," with respect solely to the convertible minimum borrowing note, was amended as follows:

               "The initial Fixed Conversion Price means $1.66; provided, however, that in respect of the first $150,000 of aggregate principal amount (the "Initial Converted Amount") of the Term Note converted into shares of our common stock, the Fixed Conversion Price in respect of such Initial Converted Amount (and the interest and fees associated therewith to the extent converted) shall be equal to $0.55."

          Accordingly, on December 9, 2005, 277,727 shares of our common stock were issued to Laurus in connection with such conversion of principal under the convertible minimum borrowing note.

          Had Laurus exercised its conversion rights and option rights in full on August 10, 2006 it would have received 3,256,791 shares of our common stock representing 43% of our outstanding shares of common stock, and been able to offer for resale a total of 3,256,791 shares of our common stock. Under the terms of the Agreements, the number of shares to be obtained by Laurus upon exercise of the conversion rights and option rights held by Laurus cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% (212,454 shares) of our outstanding common stock at any given point of time (or 19.99%, or 851,094 shares, in the event that such limitation is suspended upon the occurrence of an "event of default" as defined under the Agreements or any other related agreements). See "Recently Issued Securities" on page 10.

          We received net proceeds at the closing in the amount of $1,212,526.90, after extinguishing indebtedness owed to Comerica Bank ("Comerica") and The HillStreet Fund II, L.P. ("HillStreet") and deducting certain legal fees and expenses associated with the Laurus transactions. We will not receive any of the proceeds from the sale of the shares offered by Laurus. We will receive a maximum of approximately $6,500 from the exercise of the option rights, assuming all of the options are exercised for cash and in full, of which there can be no assurance. Any proceeds received by us in connection with the exercise of the option rights will be used for working capital and general corporate purposes.

          Neither Laurus nor any of its officers, directors or affiliates is an officer, director or affiliate of us, and none of our officers or directors are related to, or, except in connection with the revolving credit facility, has any business relationship with, Laurus.

          The conversion and exercise prices for the conversion and option rights issued by us were a function of the market price for our common stock at or about the time each transaction was consummated, computed on the basis of the average high and low prices per share of our common stock on the American Stock Exchange for the ten days ending on May 16, 2005, as quoted on Bloomberg, and arms length negotiations with Laurus.

          The conversion rights and option rights are exercisable at any time until the maturity date of the term loan and revolving loans. Adjustments in the price and number of common shares issued to Laurus pursuant to the conversion rights and option rights may be made under any of the following circumstances:

     - if we, at any time while the conversion rights and option rights are unexpired and not exercised in full, by reclassification or otherwise, change the common stock into the same or a different number of securities of any class or classes;

     - if we, at any time while the conversion rights and option rights are unexpired and not exercised in full, subdivide outstanding shares of our common stock into a greater number of shares;

     - if we, at any time while the conversion rights and option rights are unexpired and not exercised in full, combine outstanding shares of our common stock into a smaller number of shares of common stock; and

     - if we, at any time while the conversion rights and option rights are unexpired and not exercised in full, issue any shares of our common stock or securities convertible into common stock to a person other than Laurus (except as listed in the bullet points above or pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by us).

          In addition, the exercise price of each of the conversion rights and option rights shall be adjusted for any dilutive issuances whereby the exercise price shall be reduced to the weighted average per share offering price of such dilutive issuance.

          On July 7, 2005, we received approval from the American Stock Exchange for listing of an additional 754,492 shares of our common stock, such shares representing the maximum number of shares of our common stock currently issuable to Laurus. We will seek American Stock Exchange approval for the balance of shares issuable in connection with the Agreements at an appropriate time in the future.

Right of First Refusal

          Prior to the incurrence of any additional indebtedness convertible into common stock, and/or the sale or issuance of any convertible equity interests by us, Laurus shall have a right of first refusal with regard to providing such financing on similar terms. Such right of first refusal shall be implemented in accordance with the Agreements.

Registration Rights

          In connection with the Agreements, we entered into a Registration Rights Agreement with Laurus on May 17, 2005 (the "Registration Rights Agreement") pursuant to which we agreed to provide Laurus with registration rights for their shares of our common stock. Under the terms of the Registration Rights Agreement, we are obligated to file an additional registration statement registering the resale of shares of the common stock issuable upon the exercise of conversion rights granted pursuant to an additional minimum borrowing note evidencing an aggregate principal amount of up to $2,000,000 of loans made pursuant to an additional minimum borrowing note. If the registration statement is not filed within 60 days following the date of the funding of such additional tranches of loans, or declared effective within 60 days thereafter, or if the registration is suspended other than as permitted in the Registration Rights Agreement, we are obligated to pay Laurus certain fees and certain obligations may be deemed to be in default.

4.99% Limitation

          Under the terms of our Agreements with Laurus, the number of shares to be obtained upon exercise of the conversion rights or option rights cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point of time (or 19.99% in the event that such limitation is suspended upon the occurrence of an "event of default" under any of the Agreements or any other transaction agreements).

                                  THE COMPANY

GENERAL

          Riviera Tool Company is a designer and manufacturer of large scale, complex stamping die systems used to form sheet metal parts. Most of the stamping die systems sold by us are used in the production of automobile and truck body parts such as roofs, hoods, fenders, doors, doorframes, structural components and bumpers. We were originally incorporated in 1967, and were incorporated in our present form in 1988, under the laws of the State of Michigan. We maintain our executive offices at 5460 Executive Parkway, SE, Grand Rapids, Michigan 49512. Our telephone number is (616) 698-2100

RECENT DEVELOPMENTS

Change in Independent Auditors

          On January 13, 2006, Deloitte & Touche LLP ("D&T") informed us that D&T was resigning as our independent outside auditor. We immediately began our process to find another suitable independent outside auditor and D&T agreed to assist us in our transition to such new independent auditor.

          The reports of D&T on our financial statements for each of the two fiscal years ended August 31, 2005 and 2004 did not contain an adverse opinion, disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principles, except for the reports were modified to reflect substantial doubt as to our ability to continue as a going concern. In connection with the audits of our financial statements for each of the two fiscal years ended August 31, 2005 and 2004, and through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006, there were
(1) no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the matter in its reports and (2) no reportable events. During each of the two fiscal years ended August 31, 2005 and 2004, and through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006, no information is required to be reported under Item 304(a)(1)(v) of Regulation S-K.

          On February 14, 2006, our Board of Directors announced the appointment of BDO Seidman, LLP as our independent auditor.

American Stock Exchange Notification

          On February 10, 2006, we received notice from the American Stock Exchange ("Amex") that a review of our Form 10-Q for the first quarter ended November 30, 2005 indicated that we did not meet certain of the Amex's continued listing standards, and we have, therefore, become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, we are not in compliance with Section 1003(a)(ii) of the Company Guide with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of our four most recent fiscal years.

          On March 13, 2006, we advised the Amex of action we had taken, or will take, that would bring us into compliance with the continued listing standards identified within a maximum of 18 months of receipt of the notice. The Listing Qualifications Department evaluated the plan and granted us a listing extension enabling us to continue our listing during the plan period up to August 9, 2007. During such time we will be subject to periodic review to determine whether we are making progress consistent with the plan. If we do not show progress consistent with the plan, the Amex will review the circumstances and may immediately commence delisting proceedings.

                             SUMMARY FINANCIAL DATA

          The following selected financial data has been derived from our audited financial statements for each of the years ended August 31, 2001, 2002, 2003, 2004 and 2005. For the operating results for each of the nine-month periods ended May 31, 2005, and 2006 the information is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus and the financial statements and notes thereto included in this prospectus.

(amounts in thousands, except per share data)

                                                       FISCAL YEAR ENDED                  NINE MONTHS ENDED
                                                           AUGUST 31,                           MAY 31,
                                        -----------------------------------------------   -----------------
                                          2001      2002      2003      2004      2005      2005      2006
                                        -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Sales ...............................   $12,047   $14,050   $34,084   $24,689   $19,274   $14,221   $19,152
Gross Profit (Loss) .................    (3,062)     (630)    3,377    (5,349)    2,292     1,924     2,742
Income (Loss) from Operations .......    (4,712)   (2,289)    1,687    (7,363)     (498)     (183)      907
Interest Expense ....................       725       653       779       872     1,643     1,140     1,321
Other (Income)/Expense ..............         5        59         8         6       361       345       144
Income (Loss) before Income Taxes ...    (5,442)   (3,002)      900    (8,241)   (2,502)   (1,668)     (558)
Income Tax Expense (Benefit) ........    (1,538)       --        --        --        --        --        --
Net Income (Loss) available for
   common shares ....................   $(3,904)  $(3,002)  $   900   $(8,241)  $(2,502)  $(1,668)  $  (558)
Basic and Diluted Earnings (Loss)
   per common share .................   $ (1.16)  $  (.89)  $   .27   $ (2.18)  $  (.65)  $  (.44)  $  (.13)
Basic and Diluted common shares
   outstanding ......................     3,379     3,379     3,379     3,774     3,836     3,786     4,153

OTHER DATA :
Depreciation and amortization
   expense ..........................   $ 1,952   $ 1,913   $ 1,840   $ 1,758   $ 1,673   $ 1,283   $ 1,414

                                                              AS OF                        NINE MONTHS ENDED
                                                            AUGUST 31,                          MAY 31,
                                        ------------------------------------------------   -----------------
                                          2001      2002       2003      2004      2005      2005      2006
                                        -------   -------    -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working Capital (Deficit) ...........   $ 5,176   $(3,513)   $ 7,762   $(6,954)  $ 1,539   $(1,048)  $ 3,891
Total Assets ........................    25,146    24,984     33,751    27,898    21,217    19,779    23,507
Current Portion of Long-Term Debt ...     1,876     3,855        639    15,735     3,288     3,594     3,437
Revolving Line of Credit ............     3,143     6,500      5,982     9,850     6,535     4,031     8,930
Long-term Debt, less current
   portion ..........................     3,384        --      2,418        --     2,335     1,927     1,313
Common Stockholders' Equity .........    14,812    11,810     12,710     5,780     3,982     4,817     3,574

          The following table presents a condensed summary of quarterly results of operations for 2004, 2005 and the first three quarters of 2006 (in thousands, except per share data). The information for each of these periods is unaudited.

                                                          NET        BASIC
                                                        INCOME/       AND
                                                         (LOSS)     DILUTED
                                                       AVAILABLE   EARNINGS    BASIC AND
                                  GROSS    OPERATING      FOR       (LOSS)      DILUTED
                                 PROFIT/    INCOME/      COMMON       PER        SHARES
                        SALES     (LOSS)     (LOSS)      SHARE      SHARES    OUTSTANDING
                       -------   -------   ---------   ---------   --------   -----------
2004: First ........   $ 8,311   $   850    $   446    $   238      $  .07       3,379
      Second .......     8,293       840        335        212         .06       3,379
      Third ........     7,597       867        387        239         .06       3,774
      Fourth .......       488    (7,906)    (8,531)    (8,930)      (2.37)      3,774
                       -------   -------    -------    -------      ------       -----
         Total .....   $24,689   $(5,349)   $(7,363)   $(8,241)     $(2.18)      3,774
                       =======   =======    =======    =======      ======       =====
2005: First ........   $ 4,553   $   514    $   (65)   $  (465)     $ (.12)      3,774
      Second .......     4,981       829        (38)      (428)       (.11)      3,774
      Third ........     4,687       580        (80)      (776)       (.20)      3,807
      Fourth .......     5,053       369       (315)      (833)       (.22)      3,836
                       -------   -------    -------    -------      ------       -----
         Total .....   $19,274   $ 2,292    $  (498)   $(2,502)     $ (.65)      3,836
                       =======   =======    =======    =======      ======       =====
2006: First ........   $ 6,063   $   596    $    30    $  (441)     $ (.11)      3,985
      Second .......     6,953       967        369       (135)       (.03)      4,258
      Third ........     6,136     1,179        508         18          --       4,153
                       -------   -------    -------    -------      ------       -----
         Total .....   $19,152   $ 2,742    $   907    $  (558)     $ (.13)      4,153
                       =======   =======    =======    =======      ======       =====

                                 CAPITALIZATION

          The following table sets forth as of May 31, 2006 our actual capitalization and pro forma capitalization after giving effect to the issuance of 2,606,791 shares of common stock upon conversion of $4,327,273 of convertible debt at an assumed conversion price of $1.66 per share and the issuance of 650,000 shares of common stock upon exercise of option rights at an assumed exercise price of $0.01 per share. The following should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and the notes thereto included elsewhere in the prospectus.

                                                            AS OF MAY 31, 2006
                                                       ---------------------------
                                                          ACTUAL        PRO-FORMA
                                                       ------------   ------------
Cash and cash equivalents ..........................   $     18,900   $     25,400
                                                       ============   ============
Convertible revolving note .........................   $  8,930,250   $  6,930,250
Secured Convertible term note ......................      2,327,273             --
Overformula ........................................      2,000,000      2,000,000
Note payable to bank ...............................        873,237        873,237
Other ..............................................          6,851          6,851
                                                       ------------   ------------
Total long-term debt, including current
   installments ....................................     14,137,611      9,810,338

Stockholders' equity:
Common stock .......................................     17,280,483     21,614,256
Retained earnings (accumulated deficit) ............    (13,706,500)   (13,706,500)
                                                       ------------   ------------
Total stockholders' equity .........................      3,573,983      7,907,756
                                                       ------------   ------------
Total capitalization ...............................   $ 17,711,594   $ 17,718,094
                                                       ============   ============

                                  RISK FACTORS

          You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

          If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

WE HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER BECOME PROFITABLE.

          For the fiscal year ending August 31, 2005, we had an operating loss of approximately $2,502,000. For each of the quarterly periods ending November 30, 2005 and February 28, 2006, we had operating losses of approximately $441,000 and $135,000, respectively. For the three-month and nine-month periods ended May 31, 2006, we had net income of $18,000 and net loss of $558,000, respectively.

          The report of our auditors with respect to their examination of our financial statements for the year ended August 31, 2005 contains an explanatory paragraph relating to the preparation of our financial statements on a "going concern" basis, and states that we were not in compliance with our loan agreements, have suffered losses from operations and have a retained deficit that raise a substantial doubt about our ability to continue as a going concern. At August 31, 2005 and May 31, 2006, we had an accumulated deficit of approximately $13,149,000 and $13,706,000, respectively. While our management is addressing those conditions which have left substantial doubt about our ability to continue as a going concern, there is no certainty that we will be successful in implementing any of the plans of management to restore us to profitability or to otherwise ensure that we will be able to continue as a going concern.

SHAREHOLDERS MAY SUFFER DILUTION FROM THE EXERCISE OF EXISTING OPTIONS, WARRANTS AND CONVERSION RIGHTS.

          Our common stock may become diluted if warrants and options to purchase our common stock are exercised or additional shares are issued upon conversion pursuant to conversion rights by our Senior Lender, Laurus Master Fund, Ltd. ("Laurus"). The number of shares of our common stock that can currently be purchased upon exercise of warrants is 10,000, upon exercise of options is 831,000 (650,000 of these options are those granted to Laurus) and pursuant to conversion rights is 2,606,791. Under the terms of our Agreements with Laurus, the number of shares to be obtained upon exercise of options or pursuant to conversion rights held by Laurus cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Laurus, would result in Laurus owning more than 4.99% of our outstanding common stock at any given point of time (or 19.99% in the event that such limitation is suspended upon the occurrence of an "event of default" under any of the Agreements or any other transaction agreements). See "The Offering" on page 1 for a more complete description of our agreements with Laurus.

          These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act, or an exemption such as Rule 144 under the Securities Act, may have a dilutive effect on the market price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

THE INABILITY TO OBTAIN NECESSARY ADDITIONAL CAPITAL IN THE FUTURE ON ACCEPTABLE TERMS COULD DELAY US FROM EXECUTING OUR BUSINESS PLAN OR PREVENT US FROM DOING SO ENTIRELY.

          We expect to need additional capital in the future to fund our operations, finance investments in equipment and corporate infrastructure, expand our domestic and global sub-supplier network, increase the range of services we offer and respond to competitive pressures and perceived opportunities. Cash flow from operations and cash on hand may not be sufficient to cover our operating expenses and capital investment needs. We cannot assure you that additional financing will be available on terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations. Increases in business can temporarily reduce our working capital due to cash flow lags.

          If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. The failure to obtain additional financing when required could result in us being unable to grow as required to maintain profitable operations.

WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS.

          In order to finance our operations we have incurred indebtedness. Our credit facility with Laurus is secured by substantially all of our assets. In addition to certain limited financial covenants, our credit facility restricts our ability to incur additional indebtedness or to pledge our assets. As of August 31, 2005 and May 31, 2006, we are in compliance with all of the terms of our credit facility with Laurus. There can be no assurance, however, that we will be able to comply with the terms of this credit facility in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 16 for additional information on our outstanding indebtedness.

          Our business is subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments. Our ability to satisfy outstanding debt obligations from cash flow will be dependent upon our future performance and will be subject to financial, business and other factors, many of which will be beyond our control. In the event that we do not have sufficient cash resources to satisfy our repayment obligations, we would be in default, which would have a material adverse effect on our business. To the extent that we are required to use cash resources to satisfy interest payments to the holders of outstanding debt obligations, we will have fewer resources available for other purposes. There is no assurance that we will not increase our leverage in the future, whether as a result of operational or financial performance, acquisition or otherwise.

AN INCREASE IN INTEREST RATES WOULD INCREASE THE COST OF SERVICING OUR DEBT AND COULD REDUCE OUR PROFITABILITY.

          Borrowings under our secured credit facility with Laurus bear or will bear interest at variable rates and expose us to interest rate risk. If interest rates increase, whether because of an increase in market interest rates or an increase in our own cost of borrowing, our debt service obligations for our variable rate indebtedness would increase even though the amount of borrowings remained the same, and our net income could be materially adversely affected. As of August 31, 2005, our total outstanding debt of approximately $15.8 million included interest rate sensitive debt of approximately $11.7 million (by its original terms), which had a weighted average interest rate of approximately 8.7% per annum. As of May 31, 2006, outstanding interest rate sensitive debt totaled approximately $13.3 million, with a weighted average interest rate of approximately 9.7% per annum.

OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF WE LOSE ONE OR MORE OF OUR MOST SIGNIFICANT CUSTOMERS WHICH COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON US.

          A significant portion of our revenues are concentrated among a few large customers. For the year ended August 31, 2005, our largest customer represented approximately $3.4 million or 18% of total revenue, while the next three largest customers represented approximately $4.8 million or 25% of total revenue. Our three largest customers represented 84% and 63% of total revenue for each of the fiscal years ended 2005 and 2004, respectively. For the three and nine months ended May 31, 2006, our three largest customers represented approximately 60% and 52%, respectively, of total revenues. The loss of any of the foregoing customers could have a significant adverse impact on us.

THERE IS NO ASSURANCE THAT WE WILL REMAIN LISTED ON AN ACTIVE TRADING MARKET.

          Although our common stock is quoted on the American Stock Exchange ("Amex"), there can be no assurance that we will, in the future, be able to meet all the requirements for continued quotation thereon. Amex recently approved a plan submitted by us to regain compliance with our continued listing requirements by August 9, 2007. Although we believe we can achieve our plan, there can be no assurance that we can successfully do so. In the absence of an active trading market or if our common stock cannot be traded on the American Stock Exchange, our common stock could instead be traded on the Electronic Bulletin Board or on the Pink Sheets. In such event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock.

OUR STOCK PRICE IS VOLATILE.

          Our stock price, like that of other small cap companies, is subject to significant volatility because of factors such as quarterly variations in our operating results, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community. In addition, our stock price is affected by unfavorable global economic and market conditions. If such conditions deteriorate, our stock price could decline.

WE DEPEND ON OUR SENIOR MANAGEMENT, THE LOSS OF WHOM WOULD HAVE AN ADVERSE IMPACT ON US.

          We presently are dependent upon the executive abilities of our President and Chief Executive Officer, Kenneth K. Rieth, our Chief Financial Officer, Peter C. Canepa, and our other executive officers. Our business and operations to date chiefly have been implemented under the direction of these individuals, who presently are, and in the future will be, responsible for the implementation of our anticipated plans and programs. The loss or unavailability of the services of one or more of our principal executives would have an adverse effect on us. Given our present financial condition, we may encounter difficulty in our ability to recruit and ultimately hire any replacement or additional executive officers having similar background, experience and qualifications as those of our current executive officers.

THE MARKETS SERVED BY US ARE HIGHLY CYCLICAL AND OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED AS A RESULT OF GENERAL ECONOMIC AND MARKET CONDITIONS.

          We are subject to the effects of general global economic and market conditions. The automotive industry is highly cyclical and dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact our business. If economic and market conditions deteriorate, our business, results of operations or financial condition could be materially adversely affected. An economic downturn may also impact substantially leveraged companies, such as ourselves, more than similarly situated companies with less leverage.

LABOR INTERRUPTIONS COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

          Within the automotive supply industry substantially all of the hourly employees of the OEMs and many Tier I suppliers are represented by labor unions, and work pursuant to collective bargaining agreements. The failure of any of our significant customers to reach agreement with a labor union on a timely basis, resulting in either a work stoppage or strike, could have an adverse impact on our business.

OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED AS A RESULT OF WAR OR ACTS OF TERRORISM.

          Terrorist acts or acts of war may cause damage or disruption to our employees, facilities, customers and partners, which could have a material adverse effect on our business, results of operations or financial condition. Such conflicts may also cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment, including receipt of materials and distribution of products.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATION, WHICH COULD HAVE AN ADVERSE IMPACT ON US.

          We are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. Although we have made and will continue to make expenditures to comply with environmental requirements, these requirements are constantly evolving, and it is impossible to predict whether compliance with these laws and regulations may have a material adverse effect on us in the future. If a release of hazardous substances occurs on or from our property or from any of our disposals at offsite disposal locations, or if contamination is discovered at any or our current or former properties, we may be held liable, and the amount of such liability could be material.

                          FORWARD-LOOKING INFORMATION

          Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

          -    our success or failure to implement our business strategies; and

          -    other factors discussed under the heading "Risk Factors;" and

          -    elsewhere in this prospectus.

          We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors" on page 4. You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby on Form S-1. This prospectus is a part of that registration statement. The rules and regulations of the Commission allow us to omit some information included in the registration statement from this document.

          In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the Commission:

                            Public Reference Section
                            Room 1024
                            450 Fifth Street, N.W.
                            Judiciary Plaza
                            Washington D.C. 20549

          The Commission maintains an Internet World Wide Web site (http://www.SEC.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the Commission.

           OUR COMMON STOCK IS TRADED ON THE AMERICAN STOCK EXCHANGE.

          We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

          If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

          The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                  USE OF PROCEEDS AND EXPENSES OF THE OFFERING

          We will not receive any of the proceeds from the sale of the shares offered by Laurus. We will receive a maximum of approximately $6,500 from the exercise of the option rights, assuming all of the options are exercised for cash and in full, of which there can be no assurance. Any proceeds received by us in connection with the exercise of the option rights will be used for working capital and general corporate purposes. With the exception of any brokerage fees and commission, which are the obligation of Laurus, we are responsible for the fees, costs and expenses of this offering, which are estimated to be $75,000, inclusive of our legal and accounting fees, printing costs and other miscellaneous fees and expenses.

          The conversion and exercise of the conversion and options rights hereunder will result in the discharge of indebtedness under the Agreements to the extent debt outstanding under the convertible minimum borrowing notes, convertible revolving note, or convertible term note is reduced thereby. Debt outstanding under the convertible term note accrues interest at the prime rate (as published in the Wall Street Journal from time to time) plus 4% and debt outstanding under the convertible minimum borrowing notes and convertible revolving note accrues interest at the prime rate (as published in the Wall Street Journal from time to time) plus 1.25%; provided, however, that in each instance such interest rates shall not be less than 6.50%. Each of the notes will mature on May 17, 2008. The proceeds received in connection with the debt incurred pursuant to the Agreements were used as follows:

                          PROCEEDS RECIPIENT                                  AMOUNT
                          ------------------                              -------------
Riviera Tool Company (working capital and general corporate purposes)     $1,212,526.90
Comerica Bank (extinguishment of debt)                                    $4,290,847.73
Laurus Capital Management, L.L.C. (Management Fees)                       $  475,200.00
The HillStreet Fund II, L.P. (extinguishment of debt)                     $3,208,166.67
HillStreet Capital II (extinguishment of debt)                            $    6,758.70
Laurus Capital Management, L.L.C. (Due Diligence and Documentation Fees)  $   35,000.00

                   MARKET PRICES OF RIVIERA TOOL COMMON STOCK

          Our common stock is listed and traded on the American Stock Exchange. Our common stock commenced trading on the American Stock Exchange on March 7, 1997, through an initial public offering of our common stock. Prior to that date, there was no public market for our common stock. The following table sets forth the high and low closing bid quotations per share on the American Stock Exchange, based upon information supplied by The Wall Street Journal.

                          MARKET PRICE
                        ---------------
     FISCAL PERIOD       HIGH      LOW
     -------------      ------   ------
2003:
   -   First Quarter     $1.49    $1.04
   -   Second Quarter     2.45     1.01
   -   Third Quarter      3.55     1.75
   -   Fourth Quarter     5.10     2.81

2004:
   -   First Quarter     $5.10    $3.10
   -   Second Quarter     5.70     3.66
   -   Third Quarter      4.99     3.16
   -   Fourth Quarter     3.70     1.86

2005:
   -   First Quarter     $2.60    $1.75
   -   Second Quarter     2.05     1.05
   -   Third Quarter      1.69     1.05
   -   Fourth Quarter     1.55     0.85

2006:
   -   First Quarter     $0.96    $.050
   -   Second Quarter     1.00     0.51
   -   Third Quarter      0.83     0.53

          On August 9, 2006, the last reported sale price of our common stock on the American Stock Exchange was $.49.

          We have not historically paid cash dividends on our common stock. The payment of common stock cash dividends is within the discretion of our Board of Directors, with prior written consent of Laurus; however, in view of the current working capital needs and in order to finance future growth, it is unlikely that we will pay any cash dividends on our common stock in the foreseeable future.

                                  OUR BUSINESS

GENERAL

     We are a designer and manufacturer of large scale, complex stamping die systems used to form sheet metal parts. Most of the stamping die systems sold by us are used in the production of automobile and truck body parts such as roofs, hoods, fenders, doors, door frames, structural components and bumpers. The following table sets forth our sales (in millions) and percentage of total sales by major customers, DaimlerChrysler, Ford Motor Company, General Motors Corporation, Mercedes-Benz and BMW (the "OEM's") in fiscal years 2003, 2004 and 2005.

                                                        YEAR ENDED AUGUST 31,
                                              ------------------------------------------
                  CUSTOMER                        2003           2004           2005
                  --------                    ------------   ------------   ------------
                                              AMOUNT    %    AMOUNT    %    AMOUNT    %
                                              ------   ---   ------   ---   ------   ---
   Suppliers of Mercedes-Benz .............   $19.2     56%  $20.8     84%  $ 5.7     29%
BMW .......................................     0.3      1      --     --      --     --
   - Suppliers of BMW .....................     3.0     10      --     --      --     --
DaimlerChrysler AG ........................     1.9      6     0.2      1     1.4      7
   - Suppliers of DaimlerChryslerAG .......     1.0      1     0.3      1     5.0     26
Ford Motor Company ........................     0.9      1      --     --      --     --
   - Suppliers of Ford Motor Co. ..........     2.4      7      --     --      --     --
General Motors Corporation ................     0.5      2     0.9      4     3.4     18
   - Suppliers of General Motors
      Corporation .........................     0.2     --     0.5      2     1.6      8
Other auto and truck manufacturers
   and their suppliers ....................     4.7     16     2.0      8     2.2     12
                                              -----    ---   -----    ---   -----    ---
   Total Sales ............................   $34.1    100%  $24.7    100%  $19.3    100%
                                              =====    ===   =====    ===   =====    ===

          We were originally incorporated in 1967 and were incorporated in our present form in 1988, under the laws of the State of Michigan.

INDUSTRY TRENDS

          The principal factor affecting tooling demand is the level of capital spending by our customers on manufacturing equipment for use in the production of new products or models and, in our case, predominantly the automotive industry. The market for U.S. produced tooling has both cyclical and structural factors that create tooling product demand.

          The cyclical factors are associated with the consumer demand levels as well as capital spending in various end-use sectors. Generally, tooling sales are less dependent on the level of automotive unit sales, but are more dependent on the introduction of new and updated product designs into the marketplace. The introduction of a new automotive model creates a demand for new tooling. This new tooling then creates the product parts that are assembled into the new models. Some slight variations in the production platform, such as changes to the drive train of an automobile, may involve no new tooling but may entail slight modifications in existing tooling in order to allow the production of components with these minor modifications. For the most part, the vast majority of new models require completely new tooling.

          The structural factors affecting automotive tooling demand include the OEMs trend to shorter product cycles (30-36 month product cycle) as well as compressed tooling lead times (9-12 months). Additionally, the implementation of globalized manufacturing strategies, including the increasing competitiveness of foreign toolmakers, as well as the capture of domestic industry production share by offshore-based firms, affect domestic automotive tooling demand.

PRODUCTS AND SERVICES

     Dies. Our dies are used in the high-speed production of sheet metal stamped parts and assemblies. Production of such parts is a multiple step process involving a series of dies. Typically, the first die is used to cut the appropriate size metal blank from a sheet or coil of steel. The next die draws the metal blank into its primary shape and subsequent dies are used to bend edges or corners, create flanges, trim-off excess metal and pierce assembly holes. A customer usually orders only one series of dies for each separate part. Normally, the dies do not require replacement due to usage because the life of well-maintained dies is sufficient to carry production to the point when styling changes dictate production of new dies. The dies manufactured by us generally include automation features, adding to the complexity of design and construction. These automation features facilitate rapid introduction and removal of the work piece or raw material into and out of the die, thereby increasing production speeds and reducing labor cost for part manufacturers.

     Engineering of Product and Process. As the OEMs continue their efforts to reduce lead times of new model launches, we produce concurrently, rather than sequentially, many of our tool designs and manufacturing processes. In certain instances, before the final design by the customer is complete, we already have ordered many of the raw materials, such as steel, and may have begun various machining operations. Typically, we will receive part data or descriptions in the form of electronic files, which the customer wants us to use in developing a tool to produce that part. The tool design is then created by us, utilizing computer aided-design ("CAD") software. We then utilize computer software that simulates the metal-forming process within the die. This simulation data is then utilized in final die design to reduce the need for expensive and time-consuming reworking of the die during the tryout process. Upon completion of tool design, we develop the computer programs (computer-aided-manufacturing ("CAM") software) which drive the cutter paths on the machine tools. These machine tools fabricate many components for the tool. A variety of machine tools are utilized to cut and polish the various parts and surfaces of the tool, including our high-speed machining centers and 5-axis machining centers, all of which are computer-numerically-controlled ("CNC"). The process of utilizing high-speed CNC machining centers reduces the traditional requirement for expensive and time-consuming hand finishing. After the tool components are produced or purchased, they are assembled and fitted together.

     Prototype Tooling and Parts. Prototype tooling and parts are utilized during the design phase of new models. The automobile manufacturers validate the fit and function of the respective components and assemblies and the repeatability of the respective production processes using these tools. The parts manufactured from prototype tools are also often used in crash testing.

     Typically, prototype tools associated with the primary metal forming operations are manufactured from an alloy casting or mild steel and subsequently machined using the mathematical database and related CNC programs. After machining, the prototype tools are assembled and tested to validate the integrity and repeatability of the final manufacturing process. The results of the validation process are incorporated into the mathematical database, which will then be used to manufacture the final production tools. After testing the primary forming operations, prototype parts are manufactured using special means, such as computerized laser-cutting machines, to trim off excess scrap and to incorporate various slots and holes. These parts are then sent to the automobile manufacturers for further testing and evaluation. The results of this testing and evaluation may require the incorporation of additional design and manufacturing process modifications prior to construction of the production tooling.

MANUFACTURING

          The manufacturing process starts when we are awarded a tooling contract. The engineering process commences when an electronic "model" of the part to be produced is transmitted to us as a mathematical database or electronic files. Our engineers use the mathematical database to generate computer-aided die designs and die face cutter path programs. These cutter path programs are used by the machine tools to manufacture the inner workings of the die. Most material is removed and the cutting is done by CNC machine tools, which utilize the computer-generated cutter path programs to cut and polish the various parts of the tool. After the tool components are produced or purchased, they are assembled and fitted together. Finally, after the die is constructed, we produce a "tryout" or run of parts. These parts are then evaluated statistically for process repeatability and dimensional validation on our coordinate measuring machine. During this automated validation process, the tool is statistically compared to the mathematical database.

          On average, 10 months elapse from the time we are awarded a contract until the final set of dies is shipped to the customer.

QS 9000/TE CERTIFICATION

          We are certified under the Tooling and Equipment Supplement ("TE Supplement") QS-9000 and ISO-9000 Quality Standards. The TE Supplement/QS-9000 standard was developed jointly by DaimlerChrysler, Ford, and General Motors to establish a single set of quality requirements for their tooling suppliers. ISO 9000 is an international quality standard for all industries.

          The TE Supplement has become the international standard of all quality systems in the tooling industry, designed to ensure that systems are in place to prevent defects from occurring in the design, manufacturing and validation phases of our processes. We, by receiving the TE Supplement/QS-9000 certification, have demonstrated that our quality systems are in place to meet customer requirements.

RAW MATERIALS

          The steel, castings and other components utilized by us in the manufacturing process are available from many different sources and we are not dependent on any single source. We typically purchase our raw materials on a purchase order basis as needed and have generally been able to obtain adequate supplies of raw materials for our operations.

MARKETING AND SALES

          Our marketing emphasis is on DaimlerChrysler (including Mercedes
Benz), Ford, General Motors, and BMW and their respective tier one suppliers. We maintain relationships with DaimlerChrysler (including Mercedes-Benz), Ford, General Motors, and BMW that directly accounted for approximately 25%, in the aggregate, of our revenues in 2005. For the year ended August 31, 2005, DaimlerChrysler, Ford, General Motors, Mercedes-Benz, BMW and their respective tier one suppliers accounted for approximately 88%, in the aggregate, of our revenues. For the year ended August 31, 2004, DaimlerChrysler, Ford, General Motors, Mercedes-Benz and BMW and their respective tier one supplier directly accounted for 92%, in the aggregate, of our revenues.

          We typically sell our tooling systems to either OEMs directly or to manufacturers of products under contract with such OEMs (tier one suppliers). Sales efforts are conducted primarily by our Vice President of Sales, President, senior management and project management personnel. Frequent contact is made with domestic and foreign automobile manufacturers, their purchasing agents, and platform managers and tier one suppliers. Typically, our sales process begins when a package or request for quotation is received from the tier one supplier or OEM. Generally, we recommend process and design changes to improve the cost and quality of a product. We maintain a computer database with historical information regarding dies we have previously manufactured. This database assists us in quoting prices for dies and enables us to respond to most quotation requests quickly and accurately. If a customer decides to accept our quotation, a purchase order is issued subject to price adjustments for engineering changes as requested by the customer. Bids generally are awarded based on technological capability, price, quality and past performance.

BACKLOG AND SEASONALITY

          Our backlog of awarded contracts, which are all believed to be firm, was approximately $9.2 million and $11.0 million as of May 31, 2006 and May 31, 2005, respectively. We expect all backlog contracts will be reflected in sales during fiscal years ended August 31, 2006 and 2007. Our sales of stamping dies do not follow a seasonal pattern; however, the timing of new model introductions and existing model restyling tooling programs are dependent on DaimlerChrysler, Ford, General Motors, Mercedes-Benz, BMW and their respective introduction of new models.

COMPETITION

          Large, complex automotive stamping dies are manufactured primarily by three supplier groups: a) domestic independent tool and die manufacturers, b) foreign independent tool and die manufacturers, and c) captive or in-house tool and die shops owned and operated by OEMs.

          The independent tool and die manufacturer industry has significant barriers to entry, which can reduce competition in the large-scale die market. These barriers include the highly capital intensive and technically complex requirements of the industry. Additionally, attracting and retaining employees skilled in the use of advanced design and manufacturing technology is a multi-year process. A new competitor most likely would lack much of the credibility and historical customer relationships that take years to develop.

          Finally, the OEMs maintain in-house, captive tool and die capacity in order to meet a portion of their needs. General Motors, for example, maintains the largest captive capacity and, based on estimates from various trade publications, supplies an estimated 75-80% of their own die construction needs. Ford produces approximately 50% and DaimlerChrysler 25% of their own respective needs. Independent suppliers, like us, tend to have a competitive advantage over the OEMs' in-house die shops due to the OEMs' higher cost structure.

          With the advent of simultaneous engineering in the automobile industry, proximity of the OEMs' design engineers may influence the placement of contracts. However, foreign competition may have certain advantages over domestic die manufacturers including lower capital costs, currency exchange advantages, government assistance and lower labor costs.

SIGNIFICANT CUSTOMERS

          We maintain relationships with DaimlerChrysler (including Mercedes-Benz), Ford, General Motors, and BMW, which directly accounted for approximately 25%, in the aggregate, of our revenues in 2005. For the year ended August 31, 2005, DaimlerChrysler, Ford, General Motors, Mercedes-Benz and BMW and their respective tier one suppliers accounted for approximately 88%, in the aggregate, of our revenues.

EMPLOYEES

          Our work force consists of approximately 135 full-time employees, of which approximately 30 are managerial and engineering personnel. The balance consists of hourly employees engaged in manufacturing and indirect labor support. Included among these hourly workers are approximately 85 skilled tradesmen who are either journeymen tool and die makers or machinists. None of our employees are covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good. We have a discretionary contribution 401(K) plan. We have no pension liabilities arising from any defined benefit plan.

ENVIRONMENTAL MATTERS

          We are subject to environmental laws and regulations concerning emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. We also are subject to other Federal and state laws and regulations regarding health and safety issues. We believe that we are currently in material compliance with applicable environmental and health and safety laws and regulations.

                             DESCRIPTION OF PROPERTY

          Our facilities are located in Grand Rapids, Michigan, and consist of approximately 177,000 square feet of space, of which 28,000 square feet is utilized for office, engineering and employee service functions. Constructed in 1989, the facility is leased with a lease term expiring in 2018. The facility lease provides for annual payments of $944,847 plus an escalation of base rent of approximately $.14 per square foot. We have an option to renew this lease for an additional ten-year term at a rate based upon the then prevailing market rates for similar properties. We believe our facilities are modern, well maintained, adequately insured and suitable for their present and intended uses.

                                LEGAL PROCEEDINGS

          We are not presently a party to any legal proceeding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain certain forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may", "will", "expect", "believe", "anticipate", or "continue", the negative or other variation thereof, or comparable terminology, are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending upon a variety of factors, including continued market demand for the types of products and services produced and sold by us.

GENERAL OVERVIEW

          We are a designer and manufacturer of large scale, complex stamping die systems used to form sheet metal parts. Most of the stamping die systems, sold by us, are used in the high-speed production of automobile and truck body parts such as doors, frames, structural components and bumpers. A majority of our sales are to DaimlerChrysler (including Mercedes-Benz), Ford Motor Company, General Motors Corporation, BMW and their tier one suppliers of sheet metal stamped parts and assemblies.

RECENT DEVELOPMENTS

          Change in Independent Auditors

          On January 13, 2006, Deloitte & Touche LLP ("D&T") informed us that D&T was resigning as our independent outside auditor. We immediately began our process to find another suitable independent outside auditor and D&T agreed to assist us in our transition to such new independent auditor.

          The reports of D&T on our financial statements for each of the two fiscal years ended August 31, 2005 and 2004 did not contain an adverse opinion, disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principles, except for the reports were modified to reflect substantial doubt as to our ability to continue as a going concern. In connection with the audits of our financial statements for each of the two fiscal years ended August 31, 2005 and 2004, and through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006, there were
(1) no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the matter in its reports and (2) no reportable events. During each of the two fiscal years ended August 31, 2005 and 2004, and through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006, no information is required to be reported under Item 304(a)(1)(v) of Regulation S-K.

          On February 14, 2006, our Board of Directors announced the appointment of BDO Seidman, LLP as our independent accountant.

          Amex Notification

          On February 10, 2006, we received notice from the Amex that a review of our Form 10-Q for the first quarter ended November 30, 2005 indicated that we did not meet certain of the Amex's continued listing standards, and we have, therefore, become subject to the procedures and requirements of Section 1009 of the Company Guide. Specifically, we are not in compliance with Section 1003(a)(ii) of the Company Guide with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of our four most recent fiscal years.

          On March 13, 2006, we advised the Amex of action we had taken, or will take, that would bring us into compliance with the continued listing standards identified within a maximum of 18 months of receipt of the notice. The Listing Qualifications Department evaluated the plan and granted us a listing extension enabling us to continue our listing during the plan period up to August 9, 2007. During such time we will be subject to periodic review to determine whether we are making progress consistent with the plan. If we do not show progress consistent with the plan, the Amex will review the circumstances and may immediately commence delisting proceedings.

CRITICAL ACCOUNTING POLICIES

     Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our Financial Statements. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. The accounting policies that may involve a higher degree of judgment, estimates and complexity include revenue recognition using percentage of completion estimates and the assessment of asset impairments. We use the following methods and assumptions in our estimates.

     - Revenue recognition - We recognize revenue on time and material contracts utilizing the completed-contract method. Revenue is recognized on all other contracts utilizing the percentage-of-completion method. Under the completed-contract method, the contract is considered complete when all costs except for insignificant items have been incurred and the customer has approved the project. Under the percentage-of-completion method, estimated contract earnings are based on total estimated contract profits multiplied by the ratio of labor hours incurred to total estimated labor hours on the contract. Provisions for total estimated losses on contracts in process are recognized in the period such losses are determined. Changes in job performance, conditions and estimated profitability may result in revisions to costs and income and are recognized in the period such revisions are determined.

     - Net book value of long-lived assets - We review long-lived assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. This review is performed using estimated future cash flows. If the carrying value of a long-lived asset is considered to be impaired, an impairment charge is recorded for the amount that the carrying value of the long-lived asset exceeds its fair value.

NEW ACCOUNTING STANDARDS

In December, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (R), "Share-Based Payments" that requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation costs will be recognized over the period that an employee provides services in exchange for the award. SFAS No. 123 (R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supercedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. SFAS No. 123 (R) became effective on September 1, 2005 and was not material.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 2005, we sustained a loss from operations of $498,282 and a net loss of $2,502,248. This loss resulted in an accumulated deficit of $13,148,735 as of August 31, 2005. These factors, among other things, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

We believe that the revolving line of credit and the funds generated from operations, will be sufficient to cover anticipated cash needs through fiscal 2006. However, depending on our level of future sales, terms of such sales, financial performance and cash flow of existing contracts, such financing may not be sufficient to support operations. Therefore, we may be required to seek additional sources of funding.

IMPAIRMENT OF LONG-LIVED ASSETS

We review long-lived assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. An asset is deemed impaired and written down to its fair value if estimated related total future undiscounted cash flows are less than its book (carrying) value. In performing our evaluation of long-lived assets for impairment, we utilized undiscounted cash flows based on the assets estimated remaining useful lives. In developing the projections, we estimated revenues for each year and estimated resulting margins based upon various assumptions including future market pricing trends and historical financial costs. The analysis concluded that the estimated total undiscounted future cash flows were in excess of the carrying value of long-lived assets. Had the analysis concluded that the total undiscounted future cash flows been below the carrying value, an impairment charge of the difference between the carrying value and the lower of the total discounted cash flows or fair value would have been recorded.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our Financial Statements and the Notes thereto included elsewhere herein.

COMPARISON OF THE THREE MONTHS ENDED MAY 31, 2006 TO THE THREE MONTHS ENDED MAY 31, 2005.

REVENUES - Revenues for the three months ended May 31, 2006 totaled $6.1 million as compared to $4.7 million for the three months ended May 31, 2005, an increase of $1.4 million or 30%. This was a result of our beginning the third quarter of 2006 with a contract backlog of $11.2 million as compared to a $10.1 million contract backlog in 2005, an increase of 11%. This increased backlog resulted in our experiencing a 21% increase in direct labor hours during the third quarter of 2006, as compared to 2005, resulting in an increase in third quarter revenues.

Our backlog of awarded contracts, which are all believed to be firm, was approximately $9.2 million and $11 million as of May 31, 2006 and May 31, 2005 respectively. We expect all backlog contracts to be reflected in sales during fiscal years ending August 31, 2006 and 2007.

COST OF SALES - Cost of goods sold increased from $4.1 million for the third quarter of fiscal 2005 to $5.0 million for 2006 however as a percent of sales, decreased from 87.6% for 2005 to 80.8% for 2006. Direct costs (materials and labor) increased by $800,000, from $1.8 million for 2005 to $2.6 million for 2006. Engineering expense decreased by $64,000 from $596,000 for 2005 to $532,000 for 2006. Lastly, of the cost of goods sold, manufacturing overhead increased by $100,000 from $1.7 million for 2005 to $1.8 million for 2006. Additional details of these changes in cost of sales for the third quarter of fiscal 2005 and 2006 are as follows:

     - Direct materials expense remained at $0.5 million for 2006 and as a percent of sales decreasing from 14.1% in 2005 to 10.9%. The decrease in percent of sales was largely due to higher contract volume requirements and related revenues. Outside services expense increased from $0.1 million for 2005 to $0.5 million for 2006 and as a percent of sales from 2.0% to 8.2%. This was largely due to us incurring expenses related to our outsourced revenue during the third quarter of 2006. The balance of the outside services expense decrease was due to higher sales volumes and corresponding increases in outsourcing certain design services.

     - Direct labor expense increased from $1.1 million for 2005 to $1.5 million for 2006 and as a percent of sales from 22.8% to 24.2%. This change was a result of us incurring a 21% increase in direct labor hours, from 59,000 hours in 2005 to 71,500 in 2006. Of the total direct labor expense, regular or straight time increased by $211,000 however decreased a percent of sales from 16.4% for 2005 to 16.0% for 2006. Overtime expense increased from $303,000 for 2005 to $503,000 for 2006 and as a percent of sales from 6.4% for 2005 to 8.2% for 2006.

     - Engineering expense decreased from $596,000, 12.7% of sales, for 2005 to $532,000, and 8.7% of sales, for 2006. This was due to us maintaining lower project management personnel during 2006 as compared to 2005.

     - Manufacturing overhead was $1.7 million or 35.9% of sales for 2005 as compared to $1.8 million or 28.9% of sales for 2006. During 2006, increases in manufacturing overhead were largely due to a $37,000 increase in payroll taxes, a $23,000 increase in medical insurance expense, a $22,000 increase in perishable tooling expense, a $14,000 increase in utilities expense and an $11,000 increase in indirect labor. These were offset by a decrease of $30,000 in depreciation expense. The increase of approximately 6.0% of manufacturing overhead was largely due to the increase in sales volumes.


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


SELLING AND ADMINISTRATIVE EXPENSE. Selling and administrative expense increased slightly from $660,000 for the third quarter of 2005 to $670,000 for 2006. As a percent of sales, selling and administrative expense decreased from 14.1% for 2005 to 10.9% for 2006. This decrease was a result of higher sales volume and decreases in certain professional advisory fees. The largest selling and administrative expense increases included $73,000 in bad debt expense, $71,000 in public company expenses and $25,000 in the State of Michigan Single Business tax. These increases were offset by a decrease of $140,000 in professional and legal fees expense and $7,000 in insurance expense.

The decrease in professional and legal expenses related to our former primary lender requiring us to retain the services of a consulting company and the lender's legal counsel at our expense during the second quarter of 2005. During the third quarter of 2005, such expenses totaled approximately $158,000.

INTEREST EXPENSE. Interest expense increased from $348,000 for the third quarter of 2005, to $431,000 for 2006. This increase was largely due to our increased debt levels during the third quarter of 2006 as compared to 2005. For the third quarter of 2006, we utilized $76,387 of cash in operating activities as compared to utilizing cash of $1,103,008 in 2005 (financed with borrowings on revolving line of credit).

COMPARISON OF THE NINE MONTHS ENDED MAY 31, 2006 TO THE NINE MONTHS ENDED MAY 31, 2005.

REVENUES - Revenues for the nine months ended May 31, 2006 totaled $19.1 million as compared to $14.2 million for the nine months ended May 31, 2005, an increase of $4.9 million or 35%. This was a result of us beginning fiscal 2006 with a contract backlog of $13.7 million as compared to $2.4 million in 2005, an increase of 471%. This increased backlog resulted in us incurring approximately 217,000 shop floor hours in 2006 as compared to 186,000 during the same period of 2005, an increase of 31,000 hours or 17%.

COST OF SALES - Cost of goods sold increased from $12.3 million for the nine months ended May 31, 2005 to $16.4 million for the nine months ended May 31, 2006 however, as a percent of sales, cost of goods sold decreased from 86.5% for 2005 to 85.7% for 2006. Direct costs (materials and labor) increased by $3.8 million, from $5.7 million for 2005 to $9.5 million for 2006. Engineering expense increased by $45,000 from $1.55 million for 2005 to $1.6 million for 2006. Lastly, of the cost of goods sold, manufacturing overhead increased by $300,000 from $5.0 million for 2005 to $5.3 million for 2006. Additional details of these changes in cost of sales for the nine months ended May 31, 2005 and May 31, 2006 are as follows:

     - Direct materials expense increased from $1.5 million to $3.2 million for the first three quarters of 2005 and 2006, respectively. The increase in direct materials was a result of increased contract backlog and revenues in 2006. Outside services expense increased from $0.5 million for 2005 to $2.0 million for 2006 and as a percent of sales from 3.7% to 10.4%. The increase in outside services is a result of our placing or subcontracting certain construction portions of contracts to other suppliers.

     - Direct labor expense increased from $3.6 million for 2005 to $4.3 million for 2006 however, as a percent of sales, direct labor expense decreased from 25.6% to 22.3%. This change was a result of our incurring a 17% increase in direct labor hours, from 186,000 hours in 2005 to 217,000 in 2006. Of the total direct labor expense, regular or straight time increased by $342,000 however, as a percent of sales, it decreased from 16.8% for 2005 to 14.3% for 2006. Overtime expense increased from $1.3 million for 2005 to $1.5 million for 2006, as a percent of sales, decreasing from 8.8% for 2005 to 8.0% for 2006.

     - Engineering expense increased from $1.5 million, 11.0% of sales, for 2005 to $1.6 million, and 8.4% of sales, for 2006. This increase was due to our increasing the level of engineering personnel staffing required to fulfill the design and project management portions of contracts.

     - Manufacturing overhead was $5.0 million or 35.4% of sales for 2005 as compared to $5.3 million or 27.6% of sales for 2006. During 2006, increases in manufacturing overhead were largely due to a $106,000 increase in manufacturing supplies expense, a $65,000 increase in supervisor salaries and indirect labor expense, a $52,000 increase in perishable tooling expense, a $52,000 increase in medical insurance premiums, a $42,000 increase in payroll tax expense and a $40,000 increase in utilities expense. These increases were offset by a $92,000 decrease in depreciation expense.

SELLING AND ADMINISTRATIVE EXPENSE - Selling and administrative expense decreased from $2.1 million for the first three quarters of 2005 to $1.8 million for 2006. As a percent of sales, selling and administrative expense decreased from 14.8% for 2005 to 9.6% for 2006. During 2006, increases in selling and administrative expense were largely due to an $156,000 increase in public company expenses, a $65,000 increase in the State of Michigan Single Business tax, a $59,000 increase in bad debt expense and a $38,000 increase in director fees expense. These increases were offset by a $523,000 decrease in legal and professional expenses, a $30,000 decrease in travel expenses and a $40,000 decrease in supervisor salaries expense.

The decrease in professional and legal expenses related to our former primary lender requiring us to retain the services of a consulting company and the lender's legal counsel at our expense during 2005. During the first three quarters of 2005, such expenses totaled approximately $511,000.

INTEREST EXPENSE - Interest expense increased from $1.1 million for 2005 to $1.3 million for 2006. This increase was largely due to our increased debt levels during the first three quarters of 2006 as compared to 2005. For the first three quarters of 2006, we utilized $1.7 million of cash in operating activities (financed with borrowings on revolving line of credit) as compared to generating cash of $6.8 million in 2005 (utilized to reduce revolving line of credit).

FEDERAL INCOME TAXES - For the nine months ended May 31, 2006, we recorded a valuation allowance of approximately $190,000 to reduce our deferred tax assets resulting from income tax benefit. For the three months ended May 31, 2006, we recorded a decrease in the deferred tax asset valuation allowance of approximately $6,000 to offset the income tax benefit.

LIQUIDITY AND CAPITAL RESOURCES - During the nine-month period ended May 31, 2006 our cash used in operating activities was $1.7 million. This largely resulted from an increase of $3.8 million in account receivables and a $1.1 million increase in accounts payable and accrued liabilities. From investing activities, we incurred a decrease in other assets of $135,000 and utilized $111,000 for additions to property, plant and equipment. We financed our increase in working capital requirements with $2.4 million of borrowings on our revolving line of credit, net of $1.0 million utilized to reduce other debt (of which $150,000 was term debt, which was converted to common stock).

We believe that the revolving line of credit and the funds generated from operations will be sufficient to cover anticipated cash needs for the foreseeable future. However, depending on our level of future sales, terms of such sales, financial performance and cash flow of existing contracts, such financing may not be sufficient to support operations. Therefore, we may be required to seek additional sources of funding.

FISCAL 2005 COMPARED TO FISCAL 2004

REVENUE.

Total revenue decreased from approximately $24.7 million in 2004 to $19.3 million in 2005, a decrease of 22%. This decrease was a result of us experiencing a low contract backlog of $2.5 million as of August 31, 2004, which resulted in a decrease of 22% in shop floor hours and lower sales in fiscal 2005.

Our backlog of awarded contracts, which are all believed to be firm, was approximately $13.7 million and $2.5 million as of August 31, 2005 and 2004, respectively, an increase of 448%. We expect all backlog contracts will be reflected in sales during fiscal years ending August 31, 2006 and 2007.

COST OF GOODS SOLD.

Cost of goods sold decreased from $30.0 million for 2004 to $17.0 million for 2005 and, as a percent of sales, decreasing from 122% for 2004 to 88% for 2005. Direct costs (materials and labor) decreased by $12.3 million, from $20.6 million for 2004 to $8.3 million for 2005. Engineering expense decreased by $0.2 million from $2.4 million for 2004 to $2.2 million for 2005. Lastly, of the cost of goods sold, manufacturing overhead decreased by $0.5 million from $7.0 million for 2004 to $6.5 million for 2005. Additional details of these changes in cost of sales for 2004 and 2005 are as follows:

     - Direct materials expense decreased from $4.2 million for 2004 to $2.8 million for 2005 and as a percent of sales from 17% to 15%. This decrease was largely due to lower contract material requirements during 2005 as compared to 2004. During 2005, our contract mix included an increase in die component machining work for the OEMs. Such contacts have lower direct material requirements as compared to construction contracts as the materials are supplied by the customer. Outside services expense decreased from $9.7 million for 2004 to $0.4 million for 2005 and as a percent of sales from 39% to 2%. This decrease was largely due to us incurring $7.2 million of expense related to our outsourced projects in 2004. The balance of the outside services expense was due to lower sales volumes and internalizing of certain machining work, which was historically outsourced.

     - Direct labor expense decreased by 26% from $6.7 million for 2004 to $5.0 million for 2005 and, as a percent of sales, decreasing from 27% to 26%. This change was a result of us incurring a 22% decrease in direct labor hours, from 318,000 hours in 2004 to 249,000 in 2005. Of the total direct labor expense, regular or straight time decreased 24% or $1.1 million and, as a percent of sales, decreased from 18% for 2004 to 17% for 2005. Overtime expense decreased 30% or $0.7 million, from $2.3 million for 2004 to $1.6 million for 2005 and, as a percent of sales, decreasing from 9% for 2004 to 8% for 2005.

     - Engineering expense decreased from $2.4 million, or 10% of sales, for 2004 to $2.2 million, or 11% of sales, for 2005. This decrease was largely as a result of a $0.2 million decrease in engineering salaries and related payroll taxes expense.

     - Manufacturing overhead was $6.5 million or 34% of sales for 2005 as compared to $7.0 million or 28% of sales for 2004. During 2005, decreases in manufacturing overhead were largely attributed to decreases of $154,000 in labor and payroll tax expenses, $148,000 in manufacturing supplies expense, $86,000 in health and workers compensation insurance expense, $77,000 in depreciation expense and $52,000 in building maintenance and supplies expense. The increase of approximately 6% of manufacturing overhead, as a percent of sales, was largely due to lower overhead absorption resulting from lower sales volumes in 2005.

SELLING AND ADMINISTRATIVE EXPENSE.

Selling and administrative expense for 2005 increased to $2.8 million or 15% of sales, from $2.0 million or 8% of sales in 2004. This increase was largely a result of us incurring an additional $0.7 million in legal and professional fees during 2005. The largest increase related to our former primary lender, Comerica Bank, requiring us to retain the services of a consulting company and reimburse the lender's legal counsel. Such expenses totaled approximately $0.5 million. The remaining increases in legal and professional expenses were incurred in regards to our litigation, refinancing and S-1 filing.

INTEREST EXPENSE.

Interest expense increased from $0.9 million for 2004 to $1.6 million for 2005. During the first three quarters of 2005 we were under a Forbearance Agreement with our then primary lender - Comerica Bank. Under such agreement we were charged a higher interest rate on our debt (from prime plus 1.25% in 2004 to prime plus 4% in 2005) as well as an additional $0.1 million in forbearance fees during 2005.

OTHER EXPENSE - SUBORDINATED DEBT FINANCING COSTS.

During the third quarter of 2005, we retired our $3.0 million subordinated debt with Hillstreet Capital. This subordinated debt was paid prior to the scheduled retirement and resulted in us expensing approximately $0.3 million of debt issuance costs during 2005. These debt issuance costs were originally capitalized at the time of the transaction (fiscal 2004) and were being amortized over the original repayment schedule.

FISCAL 2004 COMPARED TO FISCAL 2003

REVENUE.

Total revenue decreased from approximately $34 million in 2003 to $25 million in 2004, a decrease of 28%. This decrease was a result of us completing our significant tooling programs for a major European automaker for a sports utility vehicle and a new "crossover" vehicle to be manufactured in the United States. Our customer for these vehicles is the Tier 1 supplier to Mercedes-Benz for these particular vehicles. During the fourth quarter of 2004, we had significant difficulties in completing the contracts, which had a severe negative effect on revenue, cost of sales, and related earnings. We, due to many various circumstances, incurred significant cost overruns on many of the parts under the contracts. Many of these cost overruns involve customer timing changes, material specification changes and us outsourcing the completion of many dies to meet customer deadlines. All of the aforementioned issues resulted in us incurring approximately $4.0 million in additional outsourcing costs and $3.5 million in additional labor costs. We accrued $5.2 million of estimated losses on these contracts and others as of August 31, 2004. The outsourcing costs were incurred as a result of us having certain "bottlenecks" in our production. These bottlenecks were a result of changes to material specifications combined with an increase in the number of engineering changes required. The material specification changes involved customer changes from a grade of steel we had previous experience with to a new grade of high-strength steel which, not only had we had no experience working with, was also new to the customer. As a result of this new material, we could not simulate the flow of the steel in the dies. Due to the lack of historical data as to the material flow, we, in some cases, had to re-cut the dies up to eight times to get the part within specifications with this material. This created capacity constraints in our machining and tryout areas. As a result of these constraints, the customer required that we utilize specified outside die shops to complete certain dies, which were constructed internally. The customer decided that our internal capacity had become overburdened as a result of the rework being performed by us to obtain part specifications with the new high-strength steel. Had we not outsourced this work, the customer may have cancelled the contracts and charged us for all of the added costs incurred. In addition, the customer may have discontinued the scheduled progress payments, which would have caused severe cash-flow problems for us. Management took the position that by outsourcing this work directly, the added costs were better controlled and prevented potential cash-flow difficulties.

Despite the aforementioned fourth quarter problems, we did realize an overall profit on these two programs. The total amount of revenue on these contracts was $43.0 million with a net margin of $0.2 million.

COST OF GOODS SOLD.

Cost of goods sold decreased from $30.7 million for 2003 to $30.0 million for 2004. However, as a percent of sales, cost of goods sold increased from 90% for 2003 to 122% for 2004. Direct costs (materials and labor) decreased by $0.8 million, from $21.4 million for 2003 to $20.6 million for 2004. Engineering expense remained consistent at $2.4 million for both 2003 and 2004. Lastly, of the cost of goods sold, manufacturing overhead remained consistent at $7.0 million for 2004 versus $6.9 million for 2003. Additional details of these changes in cost of sales for 2003 and 2004 are as follows:

     - Direct materials expense decreased from $6.4 million for 2003 to $4.2 million for 2004 and as a percent of sales from 19% to 17%. This decrease was largely due to lower contract material requirements during 2004 as compared to 2003. Outside services expense increased from $9.4 million for 2003 to $9.7 million for 2004 and increased as a percent of sales from 27% to 39%. Of the outsourced services expense for 2004, approximately $4.0 million of the $9.7 million was in excess of amounts estimated for certain jobs and created extensive cost overruns on those particular jobs as described in the aforementioned Revenue section.

     - Direct labor expense increased from $5.7 million for 2003 to $6.7 million for 2004 and as a percent of sales, direct labor increased from 17% to 27%. This change was a result of us incurring a 4% increase in direct labor hours, from 304,000 hours in 2003 to 318,000 in 2004. Of the total direct labor expense, regular or straight time increased by $0.7 million and as a percent of sales increased from 11% for 2003 to 18% for 2004. Overtime expense increased from $1.9 million for 2003 to $2.3 million for 2004 and as a percent of sales increased from 6% for 2003 to 9% for 2004. We incurred added labor costs of approximately $3.5 million related to the construction and buy-off difficulties noted above.

SELLING AND ADMINISTRATIVE EXPENSE.

Selling and administrative expense for 2004 increased by $0.3 million to $2.0 million as compared to $1.7 million for 2003. As a percent of sales, selling and administrative expense increased from 5% for 2003 to 8% for 2004. This largely consisted of increases of $141,000 in administrative and sales salaries, $79,000 in State of Michigan Single Business Tax, $50,000 in deferred compensation expense and $38,000 in public company expenses.

INTEREST EXPENSE.

Interest expense increased from $0.8 million for 2003 to $0.9 million for 2004. This increase was largely due to us incurring additional interest expense related to issuance of $3.0 million subordinated debt during the fourth quarter of 2004.

FEDERAL INCOME TAX.

Our effective income tax rates were 0% for the years ended August 31, 2003, 2004 and 2005. We had approximately $164,000 of alternative minimum tax credits as of August 31, 2005, the use of which does not expire, and federal net operating loss carryforwards of $7,304,000, which expire, if unused, in fiscal 2022, 2023 and 2025. We have a valuation allowance of $3,737,000 and $4,615,000 at August 31, 2004 and 2005, respectively, for net deferred tax assets, which may not ultimately be realized.

LIQUIDITY AND CAPITAL RESOURCES.

For the fiscal year ended August 31, 2005, our cash flow generated from operating activities was $3.5 million. This largely resulted from a decrease of $7.8 million in accounts receivable, net of allowance for uncollectible accounts receivable, a $2.2 million increase in contracts in process and a $1.4 million decrease in accounts payable. From investing activities, we incurred $0.2 million in additions to property, plant and equipment and a $0.6 million decrease in other assets consisting largely of debt financing costs, which were expensed prior to the scheduled amortization due to retirement of the related debt. We used net cash in financing activities of

$3.6 million. The cash used in financing activities included our May 17, 2005 new senior financing with gross proceeds of $9.2 million. We applied $4.3 million to retire our previous senior debt facility with Comerica Bank, $3.2 million to retire our subordinated debt with Hillstreet, and $0.5 million in fees to Laurus (new lender). The net remaining funds, $1.2 million, were utilized for general working capital purposes. Subsequent to this financing, we have borrowed $2.5 million under the Convertible Revolving Working Capital Credit Line to finance the increase in our contracts in process.

On May 17, 2005, we entered into a new senior loan facility agreement with Laurus as evidenced by the Agreements. Pursuant to these Agreements, we received a Term Loan in the aggregate principal amount of $3.2 million as well as a Revolving Credit Facility with a maximum availability of $10.0 million. Each of the Term Loan and any loans under the Revolving Facility shall be convertible by Laurus into shares of our common stock at a rate of $1.66 per share. In addition, as part of the agreement, we issued an option to purchase 650,000 shares of our Common Stock at an exercise price of $.01.

We, in issuing an option for 650,000 shares at $.01 per share, triggered price protection provisions in previously issued warrants. Under the previous warrant agreements, if we issued warrants or options below the strike price of the warrants, the exercise price of the outstanding warrants would adjust to the lower exercise price. We had previous warrants for 315,792 shares of common stock with 157,896 shares priced at an exercise price of $5.07 per share and 157,896 priced at $5.53 per share. During 2005, certain warrant holders exercised such warrants at the adjusted price and we issued an additional 210,528 shares of common stock.

We believe that the revolving line of credit and the funds generated from operations, will be sufficient to cover anticipated cash needs through fiscal 2006. However, depending on the level of future sales, and the terms of such sales, an expanded credit line or other financial instruments may be necessary to finance increases in trade accounts receivable and contracts in process. We believe we will be able to obtain such expanded credit line and/or other financing, if required.

The table below presents our significant contractual obligations as of August 31, 2005:

                                          LESS THAN 1                              MORE THAN 5
                               TOTAL         YEAR        1-3 YEARS     3-5 YEARS      YEARS
                            -----------   -----------   -----------   ----------   -----------
Debt(1) .................   $12,755,555    $3,430,704   $ 9,324,851   $       --    $       --
Operating Lease .........    15,192,322       988,298     2,052,467    2,154,899     9,996,658
Deferred Compensation ...        42,160        42,160            --           --            --
Capital Lease ...........        12,703         7,367         5,336           --            --
                            -----------    ----------   -----------   ----------    ----------
   Total Obligations ....   $28,002,740    $4,468,529   $11,382,654   $2,154,899    $9,996,658
                            ===========    ==========   ===========   ==========    ==========

(1) Interest obligations on the outstanding debt facilities are generally variable in nature. Our fixed interest rate obligations apply to debt totaling $1,008,124.

The table below presents our significant contractual obligations as of May 31, 2006:

                                         LESS THAN 1                              MORE THAN 5
                              TOTAL         YEAR        1-3 YEARS     3-5 YEARS      YEARS
                           -----------   -----------   -----------   ----------   -----------
Debt(1) ................   $14,130,760    $3,429,645   $10,701,115   $       --    $       --
Operating Lease ........    14,452,034     1,006,954     2,090,869   $2,195,372    $9,158,839
Capital Lease ..........         6,851         6,851            --           --            --
                           -----------    ----------   -----------   ----------    ----------
   Total Obligations ...   $28,589,645    $4,443,450   $12,791,984   $2,195,372    $9,158,839
                           ===========    ==========   ===========   ==========    ==========

(1) Interest obligations on the outstanding debt facilities are generally variable in nature. Our fixed interest rate obligations apply to debt totaling $872,237.

The following table provides information on our debts that are sensitive to changes in interest rates.

                                                                                    AMOUNT
                              AS OF MAY 31, 2006:                                OUTSTANDING   MATURITY DATE
                              -------------------                                -----------   -------------
CONVERTIBLE REVOLVING NOTE:
Variable rate revolving credit line at an interest rate of prime rate plus
1.25% (as of May 31, 2006, an effective rate of 9.25%)........................    $8,930,250   May 17, 2008

SECURED CONVERTIBLE TERM NOTE:
At an interest rate of prime plus 4.00% (as of May 31, 2006, an effective rate
of 9.25%).....................................................................    $2,327,273   May 17, 2008

OVERFORMULA:
At an interest rate of prime plus 1.25% (as of May 31, 2006, an effective rate
of 12%).......................................................................    $2,000,000   April 1, 2007

                                                                                    AMOUNT
                            AS OF AUGUST 31, 2005:                               OUTSTANDING     MATURITY DATE
                            ----------------------                               -----------   ----------------
CONVERTIBLE REVOLVING NOTE:
Variable rate revolving credit line at an interest rate of prime rate plus
1.25% (as of August 31, 2005, an effective rate of 8.0%)......................    $6,534,727   May 18, 2008

SECURED CONVERTIBLE TERM NOTE:
At an interest rate of prime plus 4.00% (as of August 31, 2005, an effective
rate of 10.75%)...............................................................    $3,200,000   May 18, 2008

OVERFORMULA:
At an interest rate of prime plus 1.25% (as of August 31, 2005, an effective
rate of 8.0%).................................................................    $2,000,000   January 31, 2006

We are exposed to market risk from changes in interest rates on our debt obligations. We do not currently use any derivative financial instruments to manage our interest rate risk.

INFLATION

We have no long-term, fixed price supply contracts. Although the average set of dies takes approximately ten months from inception to shipment, any significant direct material costs are incurred at the beginning of the die manufacturing process. Historically, we have been able to reflect increases in the prices of labor and material in our selling prices, however under current industry pricing pressures, we are unsure if this will continue to be the case in the future.

                                   MANAGEMENT

DIRECTORS

          Listed below are the names of our Directors, the year in which such Director's respective term expires, and a brief account of the business experience of each Director during the past five years.

                                                                TERM
       NAME                          POSITION                 EXPIRES   AGE
       ----                          --------                 -------   ---
Kenneth K. Rieth...   President and Chief Executive Officer     2008     47
Dr. Jay S. Baron...   Director                                  2007     40
James V. Gillette..   Director                                  2008     49
J.DannEngels.......   Director                                  2006     50

KENNETH K. RIETH. Mr. Rieth has been Chief Executive Officer and President of Riviera Tool Company since 1980.

DR. JAY S. BARON. Dr. Jay S. Baron has been a Director of Riviera Tool Company since 2002. Dr. Baron holds a Ph.D. and Master's Degree in Industrial and Operations Engineering. Dr. Baron currently is Director of Manufacturing Systems for Altarum - Center for Automotive Research. Previously, Dr. Baron was the Manager of Manufacturing Systems for the University of Michigan's OSAT department.

JAMES V. GILLETTE. Mr. Gillette has been a Director of Riviera Tool Company since January 2004. Mr. Gillette currently is Director of Supplier Analysis of CSM Worldwide, a provider of specialized global automotive industry advice to commercial and investment banks, private equity firms, investment analysts and others. Previously, Mr. Gillette spent thirteen years as vice president of automotive forecasting at IRN, Inc.

J. DANN ENGELS. Mr. Engels has been a Director of Riviera Tool Company since January 2005. Mr. Engels holds Bachelor degrees in Letters and Engineering Industrial and Operations Engineering. In addition, he holds Masters' Degrees in both Mechanical Engineering and Industrial and Operations Engineering. Mr. Engels is the founder and director of Global Rush, an international automotive parts and tooling sourcing strategist, Optiprise, a lean manufacturing consulting business, and ISC Software, a materials handling software developer.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

       NAME                     POSITION             AGE
       ----                     --------             ---
Kenneth K. Rieth...   President, CEO and Director     47
Peter C. Canepa....   Secretary, Treasurer and CFO    47
Thomas J. Winters..   Vice President of Sales         64

Mr. Rieth's biography is set forth above.

PETER C. CANEPA. Mr. Canepa has been our Chief Financial Officer, Secretary and Treasurer since March 1994.

THOMAS J. WINTERS. Mr. Winters has been our Vice President of Sales since 1997.

                             EXECUTIVE COMPENSATION

          Directors who are employees of Riviera Tool Company receive no additional compensation for serving on the board of directors. On an annual basis, a non-employee director receives a fee of $5,000.

          The following table provides information about the compensation of our Chief Executive Officer and two other most highly compensated executive officers at fiscal years ended August 31, 2003, 2004, and 2005. Two additional tables provide detailed information about the employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                              OTHER      RESTRICTED    SECURITIES                   ALL
 NAME AND PRINCIPAL    FISCAL    ANNUAL    COMPENSATION      ANNUAL         STOCK      UNDERLYING      LTIP        OTHER
      POSITION          YEAR     SALARY      BONUS(1)     COMPENSATION      AWARD     OPTIONS SARS   PAYOUTS   COMPENSATION
-------------------    ------   --------   ------------   ------------   ----------   ------------   -------   ------------
  EXECUTIVE OFFICERS

Kenneth K. Rieth....    2005    $250,000      $    --          $--            --           --           --          $--
President, CEO and      2004    $250,000           --           --            --           --           --           --
Director                2003    $250,000      $31,500           --            --           --           --           --

Peter C. Canepa.....    2005    $140,000      $20,000          $--            --           --           --          $--
Secretary, Treasurer    2004    $140,000           --           --            --           --           --           --
and CFO                 2003    $140,000           --           --            --           --           --           --

   OTHER EMPLOYEE

Thomas J. Winters...    2005    $140,000      $    --          $--            --           --           --          $--
Vice President of       2004    $140,000           --           --            --           --           --           --
Sales                   2003    $140,000           --           --            --           --           --           --

(1) Does not include any value that might be attributable to job-related personal benefits, the annual value of which has not exceeded the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer.

OPTION GRANTS TABLE

          No stock options were granted during the fiscal year ended August 31, 2005.

OPTION EXERCISES TABLE

     The following table provides information on the value of options held by each of our executive officers at August 31, 2005 measured in terms of the closing price of our Common Shares on that day. There were no options exercised by any officer during the year.

                                                           Number of Securities     Value of Unexercised
                                   Shares                 Underlying Unexercised   Options In-the- Money
                                  Acquired      Value     Options/SARs at August   Options at August 31,
 Name and Principal Position    on Exercise   Realized     31, 2005 Exercisable            2005
 ---------------------------    -----------   --------   -----------------------   ---------------------
                                                                (shares)
Kenneth K. Rieth - President,
   C.E.O. & Chairman.........        --          --             100,000(1)                   $0
Peter C. Canepa - Secretary,
   Treasurer and CFO.........        --          --              30,000(2)                   $0
Thomas J. Winters
   Vice President of Sales...        --          --              30,000(2)                   $0

(1) On November 2, 1998, Mr. Rieth was granted a stock option for 50,000 shares, exercisable at $6.625 per share under the 1998 Key Employee Stock Option Plan, expiring November 2, 2008. On November 24, 2000, Mr. Rieth was granted a stock option for 50,000 shares, exercisable at $3.75 per share after November 24, 2000 and expires November 2, 2009.

(2) On November 2, 1998, Messrs. Winters and Canepa were granted stock options for 10,000 shares each, exercisable at $6.625 per share under the 1996 Incentive Employee Stock Option Plan, as amended, expiring November 2, 2008. On November 24, 2000, Messrs. Winters and Canepa were granted stock options for 20,000 shares each, exercisable at $3.75 per share after November 24, 2000 and expire November 2, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the compensation committee during the fiscal year ended 2005 were J. Dann Engels, James V. Gillette and Dr. Jay S. Baron. Neither Messrs. Engels, Gillette nor Dr. Baron were ever an officer or employee of us or any of our subsidiaries, and none of them had any relationship requiring disclosure by us under Item 404 of Regulation S-K for the fiscal year ended 2005.

                          COMPENSATION COMMITTEE REPORT

          The duty of the Committee is to recommend to the Board of Directors the remuneration arrangements for Kenneth K. Rieth, our President and Chief Executive Officer, as well as grant stock options under our 1996 Incentive Stock Option Plan, as amended, and the 1998 Key Employee Stock Option Plan. Our Board of Directors has given Mr. Rieth the authority to set the compensation for senior management.

COMPENSATION PROGRAMS

BASE SALARY

          The Committee reviews each officer's salary annually. In determining appropriate salary levels, consideration is given to scope of responsibility, experience, Company and individual performance as well as pay practices of other companies relating to executives with similar responsibility.

          In addition, with respect to the base salary of Mr. Rieth, the Compensation Committee has acknowledged the longevity of Mr. Rieth's service and our belief that Mr. Rieth is an excellent representative within the industry. In assessing Mr. Rieth's compensation, the committee engaged an independent firm to perform a review of his proposed compensation. Upon completion of such review, the Board of Directors established Mr. Rieth's base salary on April 25, 2003. This base compensation consists of a regular payroll payment of $250,000 per year plus an annual bonus equal to 3.5% of our income from operations before such bonus expense. Mr. Canepa received a base salary of $140,000 for fiscal 2005.

BONUS AWARDS

          Our officers may be considered for annual cash bonuses, which are awarded to recognize and reward corporate and individual performance based on meeting specified goals and objectives. The plan in effect for fiscal 2005 for Mr. Rieth did not provide a bonus to Mr. Rieth. In determining a bonus to Mr. Rieth, the Committee reviews compensation levels and financial results available to it for chief executive officers for similarly sized companies as well as those located near our headquarters. Mr. Rieth recommends to the Committee Mr. Canepa's bonus based on his review of corporate and his individual performances as well as the performance bonus the management team awards to our employees other than Messrs. Canepa and Rieth.

STOCK OPTIONS

          Under our 1996 Incentive Stock Option Plan, as amended, stock options may be granted to our key employees including Messrs. Rieth and Canepa. The number of options granted is determined by the subjective evaluation of the person's ability to influence our long-term growth and profitability. For fiscal 2005, no stock options were issued under such plan.

          Under our 1998 Key Employee Stock Option Plan, stock options may be granted to our key employees and directors including Messrs. Rieth, Baron, Engels, Gillette and Canepa. The number of options granted is determined by the subjective evaluation of the person's ability to influence our long-term growth and profitability. For fiscal 2005, no stock options were issued under such plan.

     Stock options are granted with an exercise price equal to the market price of the Common Shares on the date of grant. Since the value of an option bears a direct relationship to our stock price, it is an effective incentive for employees to create value for shareholders. The Committee therefore views stock options as an important component of our future compensation policy.

                                        The Compensation Committee

                                        James V. Gillette
                                        Jay S. Baron, Secretary
                                        J. Dann Engels

STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total shareholder return for our Common Shares with the cumulative total return of the Standards & Poors 500 Composite Index and an index of our peer companies.

     The comparison assumes $100 was invested on August 31, 2000 in our Common Shares, the S & P 500 Composite Index and the peer group. The companies in the peer group, all of which are in the automotive industry, are as follows:

Dana Corporation     Hayes Lemmerz International Inc.         Spartan Motors Inc.
Gentex Corporation   Magna International Inc.                 Tower Automotive Inc
                     Superior Industries International Inc.

                                                     INDEXED RETURNS
                                                      Years Ending
                         BASE     ----------------------------------------------------
                        PERIOD                   Cumulative Total Return
                       --------   ----------------------------------------------------
                       Aug. 31,   Aug. 31,   Aug. 31,   Aug. 31,   Aug. 31,   Aug. 31,
Company Name/Index       2000       2001       2002       2003       2004       2005
------------------     --------   --------   --------   --------   --------   --------
RIVIERA TOOL COMPANY     $100      $ 48.97    $ 47.67    $159.32    $ 67.91    $ 30.36
S & P 500                $100      $ 75.61    $ 62.01    $ 69.49    $ 77.45    $ 87.17
PEER GROUP               $100      $116.14    $117.20    $129.39    $128.20    $110.48

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG RIVIERA TOOL COMPANY, THE S & P 500 INDEX
                                AND A PEER GROUP

                              (PERFORMANCE GRAPH)

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
                               STOCKHOLDER MATTERS

          The following table sets forth information with respect to the beneficial ownership of the our common stock as of May 31, 2006 with respect to
(i) each stockholder known by us to be the beneficial owner of 5% of our common stock: (ii) each of our directors; (iii) each Executive Officer or Significant Employee listed in the Summary Compensation Table under the heading "Executive Compensation" and (iv) all directors and executive officers as a group. On May 31, 2006, for purposes of calculating the percentages reflected in the table, 4,257,601 shares of common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

                           BENEFICIAL OWNERSHIP TABLE

                                                                               COMMON
                                                                               SHARES      PERCENTAGE OF
NAME OF BENEFICIAL                                                          BENEFICIALLY   TOTAL COMMON
      HOLDER                                     ADDRESS                        OWNED          SHARES
------------------                               -------                    ------------   -------------
Kenneth K. Rieth ...   5460 Executive Parkway SE, Grand Rapids, MI 49512     769,216(1)        18.1%
J. Dann Engels......   112 Waukazoo Drive, Holland, MI 49424                      --             --
Dr. Jay S. Baron....   1000 Victors Way, Suite 200, Ann Arbor, MI 48108           --             --
James V. Gillette...   2851 Charlevoix Drive, Grand Rapids, MI 49546           1,000              *
Peter C. Canepa.....   5460 Executive Parkway SE, Grand Rapids, MI 49512      35,512(2)         0.8%
Thomas J. Winters...   5460 Executive Parkway SE, Grand Rapids, MI 49512      20,000(2)         0.5%
                                                                             -------           ----
ALL DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEE AS A GROUP (6
   PERSONS)                                                                  824,828           19.4%
                                                                             =======           ====

(1) Riviera Holding Company, 100% owned by Kenneth K. Rieth, President and CEO of Riviera Tool Company, owns 635,250 shares of the Common Shares of Riviera Tool Company. Amount also includes 2,100 shares of Common Shares owned by Mr. Rieth as custodian for his minor children and 100,000 shares, which Mr. Rieth has the right to acquire through exercise, of stock options granted under the 1998 Key Employee Stock Option Plan.

(2) Amount includes 20,000 and 30,000 shares of which Mr. Winters and Mr. Canepa, respectively, each have the right to acquire through exercise of a stock option grant under the 1996 Incentive Stock Option Plan.

*    Beneficial ownership of less than 0.1% of the class.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                      EQUITY COMPENSATION PLAN INFORMATION
                               AS OF MAY 31, 2006

                                                                                            NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE FOR
                                NUMBER OF SECURITIES TO BE   WEIGHTED-AVERAGE EXERCISE     FUTURE ISSUANCE UNDER
                                  ISSUED UPON EXERCISE OF       PRICE OF OUTSTANDING     EQUITY COMPENSATION PLANS
                                   OUTSTANDING OPTIONS,        OPTIONS, WARRANTS AND       (EXCLUDING SECURITIES
                                    WARRANTS AND RIGHTS                RIGHTS             REFLECTED IN COLUMN (A))
PLAN CATEGORY                               (a)                         (b)                         (c)
-------------                   --------------------------   -------------------------   -------------------------
Equity compensation plans
   approved by security holders             0                           $   0                        0
Equity compensation plans not
   approved by security holders       181,000 shares                    $5.04                  269,000 shares
Total                                 181,000 shares                    $5.04                  269,000 shares

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          None of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The following table provides information on our debts that are sensitive to changes in interest rates.

                                                                                   AMOUNT
                              AS OF MAY 31, 2006:                                OUTSTANDING   MATURITY DATE
                              -------------------                                -----------   -------------
CONVERTIBLE REVOLVING NOTE:
Variable rate revolving credit line at an interest rate of prime rate plus
   1.25% (as of May 31, 2006, an effective rate of 9.25%) ....................    $8,930,250   May 17, 2008

SECURED CONVERTIBLE TERM NOTE:
At an interest rate of prime plus 4.00% (as of May 31, 2006, an effective rate
   of 9.25%) .................................................................    $2,327,273   May 17, 2008

OVERFORMULA:
At an interest rate of prime plus 1.25% (as of May 31, 2006, an effective rate
   of 12%) ...................................................................    $2,000,000   April 1, 2007

                                                                                  AMOUNT
                            AS OF AUGUST 31, 2005:                             OUTSTANDING    MATURITY DATE
                            ----------------------                             -----------   ----------------
CONVERTIBLE REVOLVING NOTE:
Variable rate revolving credit line at an interest rate of prime rate plus
   1.25% (as of August 31, 2005, an effective rate of 8.0%) ................    $6,534,727   May 18, 2008

SECURED CONVERTIBLE TERM NOTE:
At an interest rate of prime plus 4.00% (as of August 31, 2005, an effective
   rate of 10.75%) .........................................................    $3,200,000   May 18, 2008

OVERFORMULA:
At an interest rate of prime plus 1.25% (as of August 31, 2005, an effective
   rate of 8.0%) ...........................................................    $2,000,000   January 31, 2006

We are exposed to market risk from changes in interest rates on our debt obligations. We do not currently use any derivative financial instruments to manage our interest rate risk.

                             SELLING SECURITYHOLDER

          Laurus may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to "Laurus" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of Laurus' interests. In the event that Laurus enters into a transaction with a pledgee, donee, assignee, transferee or successor, we will amend or supplement this prospectus to specifically name such individual as a "Selling Securityholder".

          We have agreed to file a registration statement, of which this prospectus is a part, to register the shares of Laurus set forth in the table below in order to permit Laurus to sell these shares from time to time as described in "Plan of Distribution" on page 37.

          We cannot determine the actual number of shares of our common stock that we will issue, because of the variables discussed in this prospectus. Shares of our common stock sold to Laurus will not be freely tradeable by Laurus until they are registered under applicable securities laws or an exemption from such registration is available. However, we are required to register for sale all shares of our common stock issued or issuable to Laurus in connection with the Agreements.

          The table below sets forth the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by Laurus as of May 31, 2006. Laurus has not had a material relationship with us within the past three years other than as a result of the ownership of our shares of common stock or other securities as described in this prospectus and other than in connection with providing the credit facility discussed in this prospectus. The shares offered by this prospectus may be offered from time to time by Laurus. The percent of beneficial ownership for Laurus is based on 4,257,601 shares of our common stock outstanding as of May 31, 2006. Laurus may have acquired, sold or transferred, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since the date as of which the information in the table is presented. We are not making any representation that any shares covered by this prospectus will or will not be offered for resale. Laurus reserves the right to accept or reject, in whole or in part, any proposed sale of shares.

          Information about Laurus may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                                                                   NUMBER OF SHARES OF
                                 NUMBER OF SHARES OF                                  COMMON STOCK       PERCENT OF COMMON STOCK
                                    COMMON STOCK          NUMBER OF SHARES OF      BENEFICIALLY OWNED    BENEFICIALLY OWNED AFTER
   SELLING SECURITYHOLDER      BENEFICIALLY OWNED (1)   COMMON STOCK TO BE SOLD      AFTER OFFERING              OFFERING
   ----------------------      ----------------------   -----------------------   --------------------   ------------------------
Laurus Master Fund, Ltd. (2)          3,256,791                3,256,791                   -0-                       *

*    Less than one percent (1%).

(1) The figures for the number of shares and the percentage of shares beneficially owned by Laurus after the offering are based on the assumption that Laurus will sell all of the shares registered for sale hereby. Because Laurus may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by Laurus after completion of the sale of shares hereunder. See "Plan of Distribution" On page 37.

(2) The number of shares being offered in this prospectus represent the maximum number of shares issuable in connection with the exercise of the conversion rights having exercise prices of $1.66 per share and option rights having an exercise price of $0.01 per, as such number may be adjusted upon the occurrence of dilutive events in accordance with Rule 416 under the Securities Act.

          Laurus has not informed us of its current plans with respect to the disposition of shares of our common stock which are covered by this prospectus.

                    DESCRIPTION OF RIVIERA TOOL COMMON STOCK

          The following summary of our common stock is subject in all respects to applicable Michigan law, our articles of incorporation and our by-laws. See "Where You Can Find More Information" on page 3.

General

          The authorized capital stock of Riviera Tool consisted of 9,798,575 shares of common stock and 205,000 shares of preferred stock, no par value. As of May 31, 2006, 4,257,601 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our shares of common stock, when issued in accordance with the various conversion rights and option rights, will be validly issued and outstanding and will be fully paid and non-assessable.

Transfer Agent and Registrar

          Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10064 is the transfer agent and registrar of our common stock.

Board of Directors

          Our by-laws provide that the Board of Directors is divided into three classes with each class elected for a three-year term. The Board currently consists of four members.

Dividends

          We have never declared or paid any cash dividends on our common stock. We presently intend to retain all future earnings for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Michigan Anti-Takeover Laws

          Under Chapter 7A of the Michigan Business Corporation Act, "business combinations" (defined to include, among other transactions, mergers, consolidations, certain dispositions of assets or shares, and certain recapitalizations) between certain corporations or their domestic subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares or an affiliate of the corporation which had such 10% ownership within the preceding two years) can only be consummated if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote thereon and by at least two-thirds of such votes not held by the interested shareholder or its affiliates, unless certain price and other conditions imposed by Chapter 7A are satisfied. The board of directors may elect to exempt business combinations with a particular interested shareholder from the requirements of Chapter 7A at any time before the interested shareholder attains that status.

          Under Chapter 7B of the Michigan Business Corporation Act, "control shares" (defined to mean shares, which when added to all other shares of the corporation owned by a person or with respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after the acquisition of the shares, to exercise or direct the exercise of voting power in the election of directors in excess of threshold levels of 20%, 33 1/2% or a majority of all voting power) acquired in a "control share acquisition" (defined to include the acquisition, directly or indirectly, by any person of ownership of or the power to exercise the voting power with respect to, issued and outstanding control shares) have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders of the corporation. To have such a resolution considered by the shareholders of the corporation, the acquiring person must deliver an "acquiring person statement" to the corporation and the Michigan Department of Commerce, Corporations, Securities and Land Development Bureau. To be approved by the shareholders, the resolution must be approved by a majority of the votes cast by the holders of the common stock and a majority of the votes cast by the holders of shares of each class or series entitled to vote thereon, excluding "interested shares" (defined to include shares held by the acquiring person or member of his group, an officer of the corporation and any director who is also an employee of the corporation). The practical effect of Chapter 7B of the Michigan Business Corporation Act is to require that a person making a tender offer for shares of a corporation condition the offer on shareholder approval of the person's right to vote the shares to be acquired.

          If authorized by a corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the corporation at any time more than 60 days after the end of the control share acquisition at "fair value." If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition which are not accorded full voting rights may be redeemed by the corporation at "fair value." Unless otherwise provided in the corporation's articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

          The provisions of Chapter 7B automatically apply to us, although our board of directors or our shareholders may elect to remove us from the application of Chapter 7B. Our board of directors has no plans to elect to remove such application and is not aware of any plans or proposals to do so. Further, none of the provisions discussed above has been included in our Articles of Incorporation or Bylaws.

          The foregoing discussion concerning the provisions of the Michigan Business Corporation Act is qualified in its entirety by reference to such Michigan Business Corporation Act provisions.

Securities and Exchange Commission on Indemnification

          Our by-laws provide for a broad right for indemnification for any person who is or was involved in any manner in any threatened, pending, or completed investigation, claim, action, suit, or proceeding by reason of the fact that the person had agreed to become a director, officer, employee, or agent of our company.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the submitted issue.

Voting Rights

          Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.

Registration Rights

          In connection with the Agreements, we entered into a Registration Rights Agreement with Laurus on May 17, 2005 (the "Registration Rights Agreement") pursuant to which we agreed to provide Laurus with registration rights for their shares of our common stock. Under the terms of the Registration Rights Agreement, we are obligated to file an additional registration statement registering the resale of shares of the common stock issuable upon the exercise of conversion rights granted pursuant to an additional minimum borrowing note evidencing an aggregate principal amount of up to $2,000,000 of loans made pursuant to an additional minimum borrowing note. If the registration statement is not filed within 60 days following the date of the funding of such additional tranches of loans, or declared effective within 60 days thereafter, or if the registration is suspended other than as permitted in the Registration Rights Agreement, we are obligated to pay Laurus certain fees and certain obligations may be deemed to be in default.

                              PLAN OF DISTRIBUTION

          Laurus and any of our pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Laurus may use any one or more of the following methods when selling shares:

          - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          - an exchange distribution in accordance with the rules of the applicable exchange;

          -    privately negotiated transactions;

          - broker-dealers may agree with Laurus to sell a specified number of such shares at a stipulated price per share;

          -    a combination of any such methods of sale;

          - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

          -    any other method permitted pursuant to applicable law.

          Laurus may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

          Broker-dealers engaged by Laurus may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Laurus (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Laurus does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

          In connection with the sale of our common stock or interests therein, Laurus may enter into hedging transactions with broker-dealers or other financial institutions. Laurus may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          Laurus and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Laurus has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

          We have agreed to indemnify Laurus against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          Because Laurus may be deemed to be an "underwriter" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Laurus has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by Laurus.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which all the shares have been sold or (ii) the date on which the shares may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by our counsel. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, Laurus will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by Laurus or any other person. We will make copies of this prospectus available to Laurus and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

          We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. With the exception of any brokerage fees and commission which are the obligation of Laurus, we are responsible for the fees, costs and expenses of this offering which are estimated to be $75,000, inclusive of our legal and accounting fees, printing costs, "blue sky," filing and other miscellaneous fees and expenses.

                                  LEGAL MATTERS

          Certain legal matters with respect to the validity of our common stock will be passed upon for us by Law Weathers & Richardson, P.C., 800 Bridgewater Place, 333 Bridge Street N.W., Grand Rapids, Michigan, 49504. Law Weathers & Richardson, P.C. does not have any interests in us and has never been employed by us on a contingent basis.

                                     EXPERTS

          The financial statements as of August 31, 2005 and 2004, and for each of the three years in the period ended August 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to matters that raise a substantial doubt our ability to continue as a going concern) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended August 31, 2005.

          On January 13, 2006, Deloitte & Touche LLP ("D&T") informed us that D&T was resigning as our independent outside auditor. We immediately began our process to find another suitable independent outside auditor and D&T agreed to assist us in our transition to such new independent auditor.

          The reports of D&T on our financial statements for each of the two fiscal years ended August 31, 2005 and 2004 did not contain an adverse opinion, disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principles, except for the reports were modified to reflect substantial doubt as to our ability to continue as a going concern. In connection with the audits of our financial statements for each of the two fiscal years ended August 31, 2005 and 2004, and through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006, there were
(1) no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the matter in its reports and (2) no reportable events. During each of the two fiscal years ended August 31, 2005 and 2004, and through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006, no information is required to be reported under Item 304(a)(1)(v) of Regulation S-K.

          On February 14, 2006, our Board of Directors announced the appointment of BDO Seidman, LLP as our independent auditor.

================================================================================

                                3,256,791 SHARES

                              RIVIERA TOOL COMPANY

                                  COMMON STOCK
                                 (NO PAR VALUE)

                                   ----------

                                   PROSPECTUS

                                   ----------

                                 AUGUST 11, 2006

================================================================================

                              RIVIERA TOOL COMPANY

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            Page
                                                                            ----
Unaudited Financial Statements

   Condensed Balance sheets as of May 31, 2006 and August 31, 2005          F-2

   Condensed Statements of Operations for the three month and nine month
   periods ended May 31, 2006 and May 31, 2005                              F-3

   Condensed Statements of Cash Flows for the three month and nine month
   periods ended May 31, 2006 and May 31, 2005                              F-4

   Notes to Unaudited Condensed Financial Statements dated May 31, 2006     F-5

Report of Independent Registered Public Accounting Firm                     F-8

Audited Financial Statements

   Balance Sheets as of August 31, 2005 and 2004                            F-9

   Statements of Operations for each of the years in the three-year
   period ended August 31, 2005                                             F-10

   Statements of Common Shareholder's Equity for each of the years in the
   three-year period ended August 31, 2005                                  F-11

   Statements of Cash Flows for each of the years in the three-year
   period ended August 31, 2005                                             F-12

   Notes to Financial Statements                                            F-13

                              RIVIERA TOOL COMPANY
                              FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS

                                                                                     AUGUST 31,
                                                              NOTE   MAY 31, 2006       2005
                                                              ----   ------------   ------------
                           ASSETS
CURRENT ASSETS
   Cash ...................................................          $     18,900   $    239,475
   Accounts receivable, net ...............................             9,036,878      5,232,138
   Costs in excess of billings on contracts in process ....     2       2,926,447      2,844,444
   Inventories ............................................               236,437        236,437
   Prepaid expenses and other current assets ..............               391,587        453,597
                                                                     ------------   ------------
         Total current assets .............................            12,610,249      9,006,091

PROPERTY, PLANT AND EQUIPMENT, NET ........................     3       9,822,687     10,902,845
PERISHABLE TOOLING ........................................               610,016        708,319
OTHER ASSETS ..............................................               463,986        599,344
                                                                     ------------   ------------
         Total assets .....................................          $ 23,506,938   $ 21,216,599
                                                                     ============   ============

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of long-term debt ......................     4    $  3,436,496   $  3,287,510
   Accounts payable .......................................             4,492,764      3,517,578
   Accrued liabilities ....................................               790,046        661,833
                                                                     ------------   ------------
         Total current liabilities ........................             8,719,306      7,466,921

LONG-TERM AND SUBORDINATED DEBT, NET OF
UNAMORTIZED DISCOUNT ......................................     4      10,242,865      8,870,045
ACCRUED LEASE EXPENSE .....................................               970,784        897,885
                                                                     ------------   ------------
         Total liabilities ................................            19,932,955     17,234,851
                                                                     ------------   ------------
PREFERRED STOCK - no par value,
   $100 mandatory redemption value:
      Authorized - 5,000 shares
      Issued and outstanding - no shares ..................                    --             --

STOCKHOLDERS' EQUITY:
   Preferred stock - no par value,
      Authorized - 200,000 shares
      Issued and outstanding - no shares ..................                    --             --
   Common stock - No par value:
      Authorized - 9,785,575 shares
      Issued and outstanding - 4,257,601 shares and
      3,984,874 shares as of May 31, 2006 and August 31,
      2005, respectively ..................................            17,280,483     17,130,483
   Retained deficit .......................................           (13,706,500)   (13,148,735)
                                                                     ------------   ------------
         Total stockholders' equity .......................             3,573,983      3,981,748
                                                                     ------------   ------------
Total liabilities and stockholders' equity ................          $ 23,506,938   $ 21,216,599
                                                                     ============   ============

                   See notes to condensed financial statements

                              RIVIERA TOOL COMPANY
                       CONDENSED STATEMENTS OF OPERATIONS

                                                        FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                                               ENDED                      ENDED
                                                      -----------------------   -------------------------
                                                        MAY 31,      MAY 31,      MAY 31,       MAY 31,
                                                         2006         2005          2006         2005
                                                      ----------   ----------   -----------   -----------
SALES .............................................   $6,136,378   $4,687,278   $19,152,162   $14,220,838
COST OF SALES .....................................    4,957,607    4,106,830    16,410,546    12,297,177
                                                      ----------   ----------   -----------   -----------
   GROSS PROFIT ...................................    1,178,771      580,448     2,741,616     1,923,661
SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES ........................      670,472      660,103     1,834,002     2,106,934
                                                      ----------   ----------   -----------   -----------
   INCOME/(LOSS) FROM OPERATIONS ..................      508,299      (79,655)      907,614      (183,273)
OTHER EXPENSE
      INTEREST EXPENSE ............................      431,408      391,737     1,321,210     1,139,822
      OTHER EXPENSE ...............................       58,500      304,424       144,168       345,198
                                                      ----------   ----------   -----------   -----------
   TOTAL OTHER EXPENSE ............................      489,908      696,161     1,465,378     1,485,020
INCOME/(LOSS) BEFORE INCOME TAXES .................       18,391     (775,816)     (557,764)   (1,668,293)
                                                      ----------   ----------   -----------   -----------
INCOME TAXES ......................................           --           --            --            --
                                                      ----------   ----------   -----------   -----------
NET INCOME/(LOSS) .................................   $   18,391   $ (775,816)  $  (557,764)  $(1,668,293)
                                                      ==========   ==========   ===========   ===========
BASIC AND DILUTED INCOME/(LOSS) PER COMMON SHARE ..   $       --   $     (.20)  $      (.13)  $      (.44)
                                                      ==========   ==========   ===========   ===========
WEIGHTED-AVERAGE BASIC AND DILUTED
   COMMON SHARES OUTSTANDING ......................    4,257,601    3,807,527     4,152,706     3,785,569
                                                      ==========   ==========   ===========   ===========

                   See notes to condensed financial statements

                              RIVIERA TOOL COMPANY
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                 FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                                        ENDED                       ENDED
                                                              -------------------------   -------------------------
                                                                MAY 31,       MAY 31,       MAY 31,       MAY 31,
                                                                  2006          2005          2006          2005
                                                              -----------   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income/(loss) ......................................   $    18,390   $  (775,816)  $  (557,764)  $(1,668,293)
   Adjustments to reconcile net income/(loss) to net cash
   From operating activities:
      Depreciation and amortization .......................       471,489       427,701     1,414,467     1,283,103
      (Increase) decrease in assets:
         Accounts receivable ..............................    (1,040,564)      311,319    (3,804,740)   10,458,316
         Costs in excess of billings on contracts in
            process .......................................        70,156      (833,342)      (82,003)   (2,736,016)
         Perishable tooling ...............................        75,016        23,614        98,303        (7,426)
         Prepaid expenses and other current assets ........       (21,365)      337,272        62,010       298,787
      Increase (decrease) in liabilities:
         Accounts payable .................................       486,046      (617,115)      975,186    (1,040,451)
         Accrued lease expense ............................        47,873        23,292        72,899        69,876
         Accrued liabilities ..............................       (30,654)           67       128,213       326,353
         Deferred compensation ............................            --            --            --      (166,474)
                                                              -----------   -----------   -----------   -----------
Net cash provided by/(used in) operating activities .......   $    76,387   $(1,103,008)  $(1,693,429)  $ 6,817,775
                                                              -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Decrease/(increase) in other assets ....................        49,670       (55,163)      135,358        24,291
   Deletions/(additions) to property, plant and
      equipment ...........................................       (55,260)       (7,074)     (111,262)     (254,163)
                                                              -----------   -----------   -----------   -----------
Net cash provided by/(used in) investing activities .......   $    (5,590)  $   (62,237)  $    24,096   $  (229,872)
                                                              -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net borrowings (repayments) on revolving credit line ...        69,750            --     2,395,523            --
   Proceeds from sale common of stock .....................            --         3,158       150,000         3,158
   Deferred interest ......................................            --      (141,500)           --      (141,500)
   Principal payments on notes payable/overformula ........      (375,327)           --    (1,090,912)      (42,300)
   Proceeds from issuance of convertible debt .............            --     3,200,000            --     3,200,000
   Proceeds from issuance of convertible revolving note ...            --     4,031,127            --     4,031,127
   Proceeds from overformula note .........................            --     2,000,000            --     2,000,000
   Debt issuance costs ....................................            --      (579,491)           --      (579,491)
   Repayments of bank revolving note ......................            --    (2,595,878)           --    (9,849,532)
   Repayments of bank term debt ...........................            --    (1,589,777)           --    (1,835,100)
   Repayments of subordinated debt ........................            --    (3,000,000)           --    (3,000,000)
   Decrease of capital lease ..............................        (1,983)       (1,984)       (5,853)       (5,853)
                                                              -----------   -----------   -----------   -----------
Net cash provided by/(used in) financing activities .......   $  (446,124)  $ 1,325,655   $ 1,448,758   $(6,219,491)
                                                              -----------   -----------   -----------   -----------
NET INCREASE/(DECREASE) IN CASH ...........................   $  (375,327)  $   160,410   $  (220,575)  $   368,412
CASH - Beginning of Period ................................       394,227       209,202       239,475         1,200
                                                              -----------   -----------   -----------   -----------
CASH - End of Period ......................................   $    18,900   $   369,612   $    18,900   $   369,612
                                                              ===========   ===========   ===========   ===========

                   See notes to condensed financial statements

                              RIVIERA TOOL COMPANY
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  MAY 31, 2006

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim condensed financial statements (the "Financial Statements") of Riviera Tool Company (the "Company") have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the Financial Statements do not include all the information and footnotes normally included in the annual financial statements prepared in accordance with generally accepted accounting principles. The August 31, 2005 amounts are derived from the audited financial statements as of and for the year ended August 31, 2005 contained herein on page F-8

In the opinion of management, the Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles. The Financial Statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's Form 10-K dated November 30, 2005, for the fiscal year ended August 31, 2005.

The Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During fiscal 2005, the Company sustained a loss from operations of $498,282 and a net loss of $2,502,248. This loss resulted in an accumulated deficit of $13,148,735 as of August 31, 2005. These factors, among other things, raise substantial doubt about the Company's ability to continue as a going concern. For the three-month and nine-month periods ended May 31, 2006, the Company had net income of $18,390 and a net loss of $557,764, respectively. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that the revolving line of credit and the funds generated from operations, will be sufficient to cover anticipated cash needs for the foreseeable future. However, depending on the Company's level of future sales, terms of such sales, financial performance and cash flow of existing contracts such financing may not be sufficient to support operations. Therefore, the Company may be required to seek additional sources of funding.

The results of operations for the three-month and nine-month periods ended May 31, 2006 may not be indicative of the results to be expected for the full year.

NOTE 2 - COSTS AND BILLINGS ON CONTRACTS IN PROCESS

Costs and billings on contracts in process are as follows:

                                                                    MAY 31,     AUGUST 31,
                                                                      2006         2005
                                                                  -----------   ----------
Costs incurred on contracts in process under the percentage
   of completion method .......................................   $12,995,257   $7,042,817
Estimated gross profit/(loss) .................................       444,000      (25,000)
                                                                  -----------   ----------
    Total .....................................................    13,439,257    7,017,817
Less progress payments received and progress billings to
    date ......................................................    10,512,810    4,173,373
                                                                  -----------   ----------
    Costs in excess of billings on contracts in process .......   $ 2,926,447   $2,844,444
                                                                  -----------   ----------

Included in estimated gross profit as of May 31, 2006 and August 31, 2005, are jobs with losses accrued of $659,516 and $190,430, respectively.

                              RIVIERA TOOL COMPANY
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  MAY 31, 2006

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

                                                      MAY 31,      AUGUST 31,
                    CATEGORY                            2006          2005
                    --------                        -----------   -----------
Leasehold improvements ..........................   $ 1,923,740   $ 1,489,302
Office furniture and fixtures ...................        99,931       174,524
Machinery and equipment .........................    21,109,657    23,135,344
Computer equipment and software .................     1,255,233     2,854,788
Transportation equipment ........................       102,036       109,782
                                                    -----------   -----------
   Total cost ...................................    24,490,597    27,763,740
Less Accumulated depreciation and amortization ..    14,667,910    16,860,895
                                                    -----------   -----------
   Net carrying amount ..........................   $ 9,822,687   $10,902,845
                                                    -----------   -----------

NOTE 4 - LONG-TERM AND SUBORDINATED DEBT

Long-term and Subordinated debt consists of the following:

                                                    MAY 31,    AUGUST 31,
                DEBT TYPE                            2006         2005
                ---------                         ----------   ----------
CONVERTIBLE REVOLVING NOTE

The convertible revolving working capital
credit line is collateralized by substantially
all assets of the Company and provides for
borrowings, subject to certain collateral
requirements, up to $11 million. The credit
line is due May 17, 2008, and bears interest,
payable monthly, at 1.25% above prime rate (as
of May 31, 2006, an effective rate of 9.25%)...   $8,930,250   $6,534,727

OVERFORMULA

The overadvance loan is payable in monthly
installments of $191,667 commencing April 1,
2006, plus interest at 1.25% above prime rate
(as of May 31, 2006, an effective rate of
9.25%), due April 1, 2007......................    2,000,000    2,000,000

SECURED CONVERTIBLE TERM NOTE

The convertible term note is payable in
monthly installments of $96,970, plus interest
at prime rate plus 4%, (as of May 31, 2006, an
effective rate of 12%), due May 17, 2008.......    2,327,273    3,200,000

                              RIVIERA TOOL COMPANY
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  MAY 31, 2006

NOTE 4 - LONG-TERM AND SUBORDINATED DEBT - CONTINUED

                                                               MAY 31,      AUGUST 31,
                        DEBT TYPE                                2006          2005
                        ---------                            -----------   -----------
NOTES PAYABLE TO BANK

Subordinated note payable to bank, payable in
   monthly installments of $31,000, including interest at
   11%, due January 1, 2008 ..............................       873,237     1,008,124

OTHER

Other ....................................................         6,851        12,704
                                                             -----------   -----------
   Total long-term and subordinated debt .................    14,137,611    12,755,555
                                                             -----------   -----------
   Less: unamortized debt discount .......................       458,250       598,000
   Less: current portion of long-term debt and unamortized
      debt discount ......................................     3,436,496     3,287,510
                                                             -----------   -----------
      Long-term and subordinated debt, net of unamortized
         discount ........................................   $10,242,865   $ 8,870,045
                                                             ===========   ===========

On December 9, 2005, the Company agreed to convert $150,000 of principal of its Convertible Term Note into 272,727 shares of common stock at a conversion rate of $.55 per share. Under such conversion, the Company was not required to pay the Convertible Term Note monthly installment for January 2006 ($96,970) with the balance ($53,030) being applied towards the February payment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Riviera Tool Company
Grand Rapids, Michigan

We have audited the accompanying balance sheets of Riviera Tool Company (the "Company") as of August 31, 2005 and 2004, and the related statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended August 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Riviera Tool Company as of August 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Riviera Tool Company will continue as a going concern. As discussed in Note 2 to the financial statements, at August 31, 2005, the Company has significant current debt, was not in compliance with certain terms of its debt agreements, and had losses from operations and a retained deficit that raise substantial doubt about its ability to continue as a going concern. Management's discussion concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ DELOITTE & TOUCHE LLP

Grand Rapids, Michigan
November 30, 2005

                              RIVIERA TOOL COMPANY

                                 BALANCE SHEETS

                                                                                       AUGUST 31
                                                                              ---------------------------
                                                                       NOTE       2004           2005
                                                                       ----   ------------   ------------
                                 ASSETS

CURRENT ASSETS
   - Cash ..........................................................          $      1,200   $    239,475
   - Accounts receivable, net ......................................            13,075,285      5,232,138
   - Costs in excess of billings on contracts in process ...........     4         669,143      2,844,444
   - Inventories ...................................................     5         238,301        236,437
   - Prepaid expenses and other current assets .....................               235,203        453,597
                                                                              ------------   ------------
      Total current assets .........................................            14,219,132      9,006,091

   - Property, plant and equipment, net ............................     6      12,328,746     10,902,845
   - Perishable tooling ............................................               726,704        708,319
   - Other assets ..................................................               623,635        599,344
                                                                              ------------   ------------
      Total assets .................................................          $ 27,898,217   $ 21,216,599
                                                                              ============   ============

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   - Current portion of long-term debt .............................     7    $ 15,742,669   $  3,287,510
   - Accounts payable ..............................................             4,908,893      3,517,578
   - Accrued liabilities ...........................................               521,193        661,833
                                                                              ------------   ------------
      Total current liabilities ....................................            21,172,755      7,466,921

   - Long-term and subordinated debt, net of unamortized discount ..     7          12,703      8,870,045
   - Accrued lease expense .........................................     9         740,894        897,885
   - Deferred compensation .........................................    10         166,474             --
   - Deferred interest .............................................                25,500             --
                                                                              ------------   ------------
      Total liabilities ............................................            22,118,326     17,234,851
Preferred Stock
   - Preferred stock -- no par value,
      $100 mandatory redemption value:
      Authorized-5,000 shares, Issued and
      outstanding- no shares .......................................                    --             --
   - Preferred stock -- no par value,
      Authorized -- 200,000 shares
      Issued and outstanding -- no shares ..........................                    --             --
Common stockholders' equity
   - Common stock -- no par value,
      Authorized -- 9,798,575 shares
      Issued and outstanding -- 3,774,346 shares at
      August 31, 2004 and 3,984,874 at August 31, 2005 .............            16,426,378     17,130,483
   - Retained deficit ..............................................           (10,646,487)   (13,148,735)
                                                                              ------------   ------------
      Total common stockholders' equity ............................             5,779,891      3,981,748
                                                                              ------------   ------------
         Total liabilities and stockholders' equity ................          $ 27,898,217   $ 21,216,599
                                                                              ============   ============

                        See Notes to Financial Statements

                              RIVIERA TOOL COMPANY

                            STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED AUGUST 31
                                                        ---------------------------------------
                                                            2003          2004          2005
                                                        -----------   -----------   -----------
SALES ...............................................   $34,084,111   $24,689,221   $19,273,505
COST OF SALES .......................................    30,707,447    30,038,654    16,981,201
                                                        -----------   -----------   -----------
GROSS PROFIT (LOSS) .................................     3,376,664    (5,349,433)    2,292,304
SELLING AND ADMINISTRATIVE EXPENSES .................     1,689,192     2,013,594     2,790,586
                                                        -----------   -----------   -----------
INCOME (LOSS) FROM OPERATIONS .......................     1,687,472    (7,363,027)     (498,282)

OTHER INCOME (EXPENSE):
   - INTEREST EXPENSE ...............................      (779,074)     (871,900)   (1,643,299)
   - OTHER ..........................................        (8,348)       (6,551)      (15,469)
   - SUBORDINATED DEBT FINANCING COSTS ..............            --            --      (345,198)
                                                        -----------   -----------   -----------
TOTAL OTHER EXPENSE, NET ............................      (787,422)     (878,451)   (2,003,966)
INCOME (LOSS) -- BEFORE INCOME TAX BENEFIT ..........       900,050    (8,241,478)   (2,502,248)
                                                        -----------   -----------   -----------
INCOME TAX BENEFIT ..................................            --            --            --
                                                        -----------   -----------   -----------
NET INCOME (LOSS) AVAILABLE FOR COMMON SHARES .......   $   900,050   $(8,241,478)  $(2,502,248)
                                                        ===========   ===========   ===========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE ..   $      0.27   $     (2.18)  $      (.65)
                                                        ===========   ===========   ===========
WEIGHTED-AVERAGE BASIC AND DILUTED
   COMMON SHARES OUTSTANDING ........................     3,379,609     3,774,346     3,835,750

                       See Notes to Financial Statements

                              RIVIERA TOOL COMPANY

                    STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                      COMMON STOCK                           TOTAL
                                -----------------------     RETAINED     STOCKHOLDERS'
                                  SHARES       AMOUNT        DEFICIT         EQUITY
                                ---------   -----------   ------------   -------------
Balance -- August 31, 2002 ..   3,379,609   $15,115,466   $ (3,305,059)   $11,810,407
                                =========   ===========   ============    ===========
   - Net income .............          --            --        900,050        900,050
Balance -- August 31, 2003 ..   3,379,609   $15,115,466   $ (2,405,009)   $12,710,457
                                =========   ===========   ============    ===========
   - Sale of Common Stock ...     394,737     1,310,912             --      1,310,912
   - Net loss ...............          --            --     (8,241,478)    (8,241,478)
                                =========   ===========   ============    ===========
Balance -- August 31, 2004 ..   3,774,346   $16,426,378   $(10,646,487)   $ 5,779,891
                                =========   ===========   ============    ===========
   - Sale of Common Stock ...     210,528         2,105             --          2,105
   - Issuance of Options ....          --       702,000             --        702,000
   - Net loss ...............          --            --     (2,502,248)    (2,502,248)
                                ---------   -----------   ------------    -----------
Balance -- August 31, 2005 ..   3,984,874   $17,130,483   $(13,148,735)   $ 3,981,748
                                =========   ===========   ============    ===========

                        See Notes to Financial Statements

                              RIVIERA TOOL COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED AUGUST 31
                                                            ---------------------------------------
                                                                2003         2004           2005
                                                            -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .......................................   $   900,050   $(8,241,478)  $(2,502,248)
Adjustments to reconcile net income (loss) to net cash
   from operating activities:
- Depreciation and amortization .........................     1,839,801     1,757,862     1,673,470
- Issuance of options ...................................            --            --       104,000

Decrease (increase) in assets:
- Accounts receivable ...................................    (4,110,964)   (6,065,246)    7,843,147
- Costs in excess of billings on contracts in
     process ............................................    (8,220,320)   11,539,523    (2,175,301)
- Inventories ...........................................         2,010        10,258         1,864
- Perishable tooling ....................................       (69,116)     (108,982)       18,385
- Prepaid expenses and other current assets .............      (109,830)       58,940      (218,394)

Increase (decrease) in liabilities:
- Accounts payable ......................................     3,325,775      (111,662)   (1,391,315)
- Accrued outsourced contracts payable ..................     5,903,930    (5,903,930)           --
- Accrued lease expense .................................       (12,275)      100,204       156,991
- Accrued liabilities ...................................       (35,045)       85,297       140,690
- Deferred compensation .................................            --       166,475      (166,474)
                                                            -----------   -----------   -----------
   CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES .......      (585,984)   (6,712,739)    3,484,815

CASH FLOWS FROM INVESTING ACTIVITIES
- (Increase) decrease in other assets ...................       (22,138)     (298,437)      603,732
- Purchases of property, plant and equipment ............      (414,211)   (1,040,319)     (247,569)
                                                            -----------   -----------   -----------
   NET CASH USED IN INVESTING ACTIVITIES ................      (436,349)   (1,338,756)      356,163

CASH FLOWS FROM FINANCING ACTIVITIES
- Proceeds from issuance of convertible term debt .......            --            --     3,200,000
- Proceeds from issuance of convertible revolving
     note ...............................................            --            --     6,534,727
- Proceeds from overformula note ........................            --            --     2,000,000
- Debt issue costs ......................................            --            --      (579,491)
- Net borrowings (repayments) on revolving credit
     line ...............................................      (517,640)    3,867,172    (9,849,532)
- Proceeds from issuance of long-term debt ..............            --       435,100            --
- Principal payments on long-term debt ..................      (797,770)     (606,059)   (1,877,646)
- Proceeds from issuance of subordinated debt ...........            --     3,000,000            --
- Repayment of subordinated debt ........................            --            --    (3,000,000)
- Increase/ (decrease) of capital lease .................            --        20,070        (7,366)
- Deferred interest .....................................            --        25,500       (25,500)
- Proceeds from sale of common stock ....................            --     1,310,912         2,105
                                                            -----------   -----------   -----------
   CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES .......    (1,315,410)    8,052,695    (3,602,703)
                                                            -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH .........................    (2,337,743)        1,200       238,275
                                                            -----------   -----------   -----------
Cash -- beginning of year ...............................     2,337,743            --         1,200
Cash -- end of year .....................................   $        --   $     1,200   $   239,475
                                                            ===========   ===========   ===========
Interest paid ...........................................   $   788,496   $   481,900   $ 1,414,728

                        See Notes to Financial Statements

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS.

     Riviera Tool Company (the "Company") designs, develops and manufactures custom and complex large scale metal stamping die systems used in the high-speed production of sheet metal stamped parts and assemblies for the automotive industry. These systems are mainly sold to DaimlerChrysler, Ford Motor Company, General Motors Corporation, Mercedes-Benz, BMW and their tier one suppliers of sheet metal stamped parts and assemblies.

USE OF ESTIMATES.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although management believes the estimates are reasonable, actual results could differ from those estimates.

SIGNIFICANT ESTIMATES.

     The most significant estimates made by the Company are in the determination and recognition of revenue on contracts in process. Management's best estimates of costs to complete are based on costs incurred, engineers' cost projections, experience with customers or particular die systems and other analyses. Although management's estimates are not expected to materially change in the near term, the costs the Company could ultimately incur could differ from the amounts estimated.

REVENUE RECOGNITION.

     The Company recognizes revenue on time and material contracts utilizing the completed-contract method. Revenue is recognized on all other contracts utilizing the percentage-of-completion method. Under the completed-contract method, the contract is considered complete when all costs have been incurred and the project has been approved by the customer. Under the percentage-of-completion method estimated contract earnings are based on total estimated contract profits multiplied by the ratio of labor hours incurred to total estimated labor hours on the contract. Provisions for total estimated losses on contracts in process are recognized in the period such losses are determined. Changes in job performance, conditions and estimated profitability may result in revisions to costs and income and are recognized in the period such revisions are determined.

ACCOUNTS RECEIVABLE.

     As of August 31, 2004 and 2005, the Company had a $0 and $153,124 reserve for estimated uncollectible accounts receivable, and had $162,795 and $84,365 of unbilled accounts receivable (completed contracts for which revenue earned exceeds amounts billed), respectively.

INVENTORIES.

     Inventories are recorded at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT.

     Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the useful life of the asset for financial reporting purposes as follows:

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

PROPERTY, PLANT AND EQUIPMENT - CONTINUED

                         ASSET                           USEFUL LIVES
                         -----                           ------------
- Leasehold Improvements .............................       7-20
- Office Furniture and Fixtures ......................       3-10
- Machinery and Equipment ............................       5-20
- Computer Equipment and Software ....................       5-20
- Transportation Equipment ...........................       5-10

     Expenditures for maintenance and repairs are charged to expense as incurred. The Company capitalizes interest cost associated with construction in process. There was no capitalized interest in 2003, 2004 and 2005.

IMPAIRMENT OF LONG-LIVED ASSETS.

     The Company reviews long-lived assets for impairment if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. An asset is deemed impaired and written down to its fair value if estimated related total future undiscounted cash flows are less than its book (carrying) value. The Company, in performing its evaluation of long-lived assets for impairment, utilized financial projections for five future years including total undiscounted cash flow. The analysis concluded that the estimated total undiscounted future cash flows were in excess of the carrying value of long-lived assets. Had the analysis concluded that the total undiscounted future cash flows been below the carrying value, an impairment charge of the difference between the carrying value and the lower of the total discounted cash flows or fair value would have been recorded.

PERISHABLE TOOLING.

     Perishable tools are generally used up over five years, reported at cost as non-current assets in the balance sheet and amortized evenly over their useful lives.

INCOME TAXES.

     Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based upon enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE.

     Basic earnings per share ("EPS) excludes dilution and is computed by dividing earnings/(loss) available to common stockholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. Diluted EPS is computed by increasing the weighted average number of shares outstanding by the dilutive effect, if any, of the issuance of common stock for options outstanding under the 1996 Incentive Employee Stock Option Plan, as amended, 1998 Key Employee Stock Option Plan, convertible debt and the other non-employee options. Weighted average shares issuable upon the exercise of stock options that were not included in the (loss) earnings per share calculations were 650,000 in the period ended August 31, 2005.

STOCK-BASED COMPENSATION.

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation," and as permitted by this standard, will continue to apply the recognition and measurement principles prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", to its stock-based compensation (see Note 10). No stock-based compensation cost is

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS  AND SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

STOCK-BASED COMPENSATION - CONTINUED.

     reflected in net income (loss), as all options granted under its plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Had the Company applied the fair value recognition principles of SFAS No. 123, there would be no impact on net income (loss) as of August 31, 2003, 2004 and 2005.

BUSINESS SEGMENT REPORTING.

     Based on the nature of its operations and products, the Company considers its business to be a single operating segment.

NEW ACCOUNTING STANDARDS.

     In December, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (R), "Share-Based Payments" that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation costs will be recognized over the period that an employee provides services in exchange for the award. SFAS No. 123
     (R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supercedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. SFAS No. 123 (R) becomes effective at the beginning of our fiscal year ending August 31, 2006. We expect that the impact of adopting SFAS No. 123 (R) will not be material.

NOTE 2 -- BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 2005, the Company sustained a loss from operations of $498,282 and a net loss of $2,502,248. This loss resulted in an accumulated deficit of $13,148,735 as of August 31, 2005. These factors, among other things, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that the revolving line of credit and the funds generated from operations, will be sufficient to cover anticipated cash needs through fiscal 2006. However, depending on Company's primary lenders' willingness to extend the due date of the overadvance facility as well as the level of future sales, terms of such sales, financial performance and cash flow of existing contracts such financing may not be sufficient to support operations. Therefore, the Company may be required to seek additional sources of funding.

NOTE 3 -- SALES TO MAJOR CUSTOMERS

The nature of the Company's business is such that a limited number of customers comprise a majority of its business in any given year, even though the specific customers will differ from year to year. The following table summarizes the Company's sales to customers that represent more than 10% of the annual sales, in the particular year presented, of the Company (in 000's):

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 -- SALES TO MAJOR CUSTOMERS - CONTINUED

                                              AUGUST 31
                          ---------------------------------------------
      CUSTOMER              2003     %      2004     %      2005     %
      --------            -------   ---   -------   ---   -------   ---
- General Motors ......   $   450     1%  $   938     4%  $ 3,425    18%
- L+W Engineering .....        --    --        --    --     2,429    13%
- DaimlerChrysler AG ..     1,925     6%      209     1%    1,372     7%
- Oxford Automotive ...    19,152    56%   18,640    75%    1,022     5%
- Others ..............    12,557    37%    4,902    20%   11,026    57%
                          -------   ---   -------   ---   -------   ---
   Total Sales ........   $34,084   100%  $24,689   100%  $19,274   100%

Outstanding account receivables from three of these customers represented approximately 90 percent and 60 percent at August 31, 2004 and 2005 of the total accounts receivable, respectively.

During the year ended August 31, 2005, Gestamp Alabama ("Gestamp"), the alleged successor to Oxford Automotive, Inc. ("Oxford") and Mercedes-Benz U.S. International, Inc. ("MBUSI") brought a civil action against the Company. On August 1, 2005, the Company reached a Settlement Agreement and Mutual Release with Gestamp and MBUSI. Under such settlement, Gestamp and MBUSI paid certain claims against the Company by its' subcontactors and the Company has agreed to provide certain services to Gestamp and MBUSI over the next three years. The value of such services total $1.8 million which was accrued and expensed in fiscal 2004 and is recorded as a liability of the Company on its August 31, 2005 balance sheet.

NOTE 4 -- COSTS AND BILLINGS ON CONTRACTS IN PROCESS

Costs and billings on contracts in process are as follows:

                                                                     AUGUST 31
                                                             ------------------------
                                                                 2004         2005
                                                             -----------   ----------
- Costs incurred on contracts in process under the
   percentage-of-completion method ......................    $22,265,744   $7,042,817
- Estimated net gross loss ..............................     (4,250,000)     (25,000)
                                                             -----------   ----------
   Total ................................................     18,015,744    7,017,817

- Less progress payments received and billings to date        17,586,991    4,173,373
- Plus costs incurred on contracts in process under the
   completed contract method ............................        240,390           --
                                                             -----------   ----------
   Costs in excess of billings on contracts in
      process ...........................................    $   669,143   $2,844,444

Included in estimated gross loss for 2004 and 2005 are contracts with estimated losses accrued of $5,190,491 and $190,430, respectively.

NOTE 5 -- INVENTORIES

Inventories consist of the following:

                                     AUGUST 31
                               -------------------
                                 2004       2005
                               --------   --------
- Raw material stock........   $140,513   $122,933
- Small tools and supplies..     97,788    113,504
                               --------   --------
   Total....................   $238,301   $236,437
                               ========   ========

                              RIVIERA TOOL COMPANY
                         NOTES TO FINANCIAL STATEMENTS

NOTE 6 -- PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                          AUGUST 31
                                                  -------------------------
                                                     2004          2005
                                                  -----------   -----------
- Leasehold improvements ......................   $ 1,367,908   $ 1,489,302
- Office furniture and fixtures ...............       169,129       174,524
- Machinery and equipment .....................    23,080,863    23,135,344
- Computer equipment and software .............     2,788,489     2,854,788
- Transportation equipment ....................       109,782       109,782
                                                  -----------   -----------
   Total cost .................................    27,516,171    27,763,740
- Accumulated depreciation and amortization ...    15,187,425    16,860,895
                                                  -----------   -----------
   Property, plant and equipment, net .........   $12,328,746   $10,902,845
                                                  ===========   ===========
- Depreciation & amortization expense .........   $ 1,757,862   $ 1,673,470

NOTE 7 -- LONG-TERM AND SUBORDINATED DEBT

The Company's long-term and subordinated debt, which is subject to certain covenants discussed below, consists of the following:

                                                          AUGUST 31,
                                                    -----------------------
                DEBT TYPE                              2004         2005
                ---------                           ----------   ----------
CONVERTIBLE REVOLVING NOTE

- The convertible revolving working capital
  credit line is collateralized by
  substantially all assets of the Company and
  provides for borrowing, subject to certain
  collateral requirements, up to $10 million.
  The credit line is due May 17, 2008, and
  bears interest, payable monthly, at 1.25%
  above prime rate (as of August 31, 2005, an
  effective rate of 8.0%) .......................   $       --   $6,534,727

OVERFORMULA

- The overadvance loan is due January 31, 2006
  and bears interest at prime rate plus 1.25%
  (as of August 31, 2005, an effective rate of
  8.0%) .........................................           --    2,000,000

REVOLVING WORKING CAPITAL CREDIT LINE

- The credit line was repaid on May 17, 2005 ....    9,849,532           --

SECURED CONVERTIBLE TERM NOTE

- The convertible term note, payable in monthly
  installments of $96,969.70 commencing
  September 1, 2005, plus interest at prime
  rate plus 4%, (as of August 31, 2005, an
  effective rate of 10.75%) commencing
  August 1, 2005, due May 17, 2008 ..............           --    3,200,000

NOTES PAYABLE TO BANK

- Note payable to bank repaid on May 17, 2005 ...    1,835,100           --

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 -- LONG-TERM AND SUBORDINATED DEBT - CONTINUED

                                                                       AUGUST 31,
                                                                -------------------------
                         DEBT TYPE                                  2004          2005
                         ---------                              -----------   -----------
- Subordinated note payable to bank, payable in
  monthly installments of $31,000, including
  interest at 11%, due January 1, 2008                            1,050,670     1,008,124

SUBORDINATED DEBT

- Subordinated note payable repaid on May 17,
  2005.                                                           3,000,000            --

OTHER

- Other                                                              20,070        12,704
                                                                -----------   -----------
   Total debt ...............................................    15,755,372    12,755,555
                                                                -----------   -----------
   Less: long-term portion of unamortized debt discount                  --       598,000
   Less: current portion of long-term debt and unamortized
     debt discount ..........................................    15,742,669     3,287,510
                                                                -----------   -----------
     Long-term debt, net of unamortized discount ............   $    12,703   $ 8,870,045
                                                                ===========   ===========

On May 17, 2005, the Company executed a new senior loan facility agreement with Laurus Master Fund LTD. ("Laurus"). Under such financing, the Company entered into a Securities Purchase Agreement and a Security Agreement (collectively, the "Agreements"). Pursuant to these agreements, the Company received a Secured Convertible Term Loan (the "Term Loan") in the aggregate principal amount of $3.2 million as well as a Revolving Credit Note (the "Revolving Facility") with a maximum availability of $10.0 million. The Agreement is subject to certain restrictions and various covenants, including a borrowing base formula of ninety percent of eligible accounts receivable and fifty percent of the lesser of work-in-process inventory or $5 million. The Term Loan monthly installments may be paid in Company common stock if the average closing price of the Company's common stock for five trading days prior to due date is greater or equal to 115% of the fixed conversion price ($1.66) and the amount of such conversion does not exceed 25% of the aggregate trading dollar volume of the Company's common stock for the period of 22 trading days immediately preceding such amortization date. The Revolving Facility shall be convertible by Laurus into shares of the Company's common stock at a rate of $1.66 per share. In addition, the Company issued an option to purchase 650,000 shares of its Common Stock at an exercise price of $.01.

Laurus has agreed that it shall not convert either the Term Loan or any loans under the Revolving Facility into shares of the Company's Common Stock in amounts that would cause it to obtain an aggregate beneficial ownership of the Company's Common Stock exceeding 4.99% at any given time (or 19.99% in the event such limitation is suspended upon the occurrence of an "event of default" under any of the Agreements or any other transaction agreements). The Company and Laurus agreed to customary terms and conditions including, but not limited to, the filing of a registration statement within 60 days from the date of the Agreements of shares of the Company's Common Stock issuable (i) upon exercise of the Option, (ii) upon conversion of the Term Loan, and (iii) upon conversion of up to $2.0 million under the Revolving Facility. The Company has an obligation to register an additional $2.0 million under the Revolving Facility upon issuance by the Company of an additional note evidencing such indebtedness.

The Company used the proceeds from the Term Loan, Revolving Facility and Overformula to extinguish, in full, its indebtedness owed to Comerica Bank, its former secured lender, and The HillStreet Fund II, L.P., its subordinated secured lender, as well as for general working capital purposes. In connection with the transactions described herein, Laurus received fees and was reimbursed by the Company for its expenses in the aggregate amount of $510,200.

The Company, in issuing an option for 650,000 shares at $.01 per share, triggered price protection in relationship to previously issued warrants. Under the previous warrant agreements, if the Company issued warrants or options

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 -- LONG-TERM AND SUBORDINATED DEBT - CONTINUED

below the strike price, the exercise price of the outstanding warrants would adjust to the lower exercise price. The Company had previous warrants for 315,792 shares of common stock with 157,896 shares priced at an exercise price of $5.07 per share and 157,896 priced at $5.53 per share. Of these warrants, 210,528 shares were exercised during 2005.

Effective November 10, 2005, the company received a waiver of noncompliance with
Section 3 of its security agreement with its lender such that the overadvance loan shall not trigger an event of default and extending the overadvance loan through January 31, 2006.

Minimum scheduled principal payments on long-term debt to maturity as of August 31, 2005, are as follows:

FISCAL YEAR ENDED AUGUST 31,      AMOUNT
----------------------------   -----------
- 2006 .....................   $ 3,430,704
- 2007 .....................     1,445,612
- 2008 .....................     7,713,710
- 2009 .....................       165,529
- 2010 .....................            --
                               -----------
   Total ...................   $12,755,555
                               ===========

The estimated fair value of the Company's notes payable approximates its carrying amount.

NOTE 8 -- FEDERAL INCOME TAXES

The provision for federal income taxes is as follows:

                                                        AUGUST 31
                                                 -----------------------
                                                 2003      2004     2005
                                                 ----   ---------   ----
- Current expense ............................    $--      $--       $--
- Deferred expense (benefit) .................     --       --        --
                                                  ---      ---       ---
   Income tax expense (benefit) ..............    $--      $--       $--
                                                  ===      ===       ===

The difference between the federal statutory tax rate and the Company's effective rate was:

                                                      AUGUST 31
                                                 ------------------
                                                 2003   2004   2005
                                                 ----   ----   ----
- Federal statutory tax rate .................    34%   (34%)  (34%)
- Effect of valuation allowance ..............   (36%)   34%    34%
- Other items ................................     2%    --     --
                                                 ---    ---    ---
   Effective tax rate ........................    --     --     --
                                                 ===    ===    ===

The details of the net deferred tax liability are as follows:

                                                            AUGUST 31
                                                    -------------------------
                                                        2004          2005
                                                    -----------   -----------
Deferred tax liabilities:
- Depreciation ..................................   $(3,323,376)  $(3,287,537)
                                                    -----------   -----------

Deferred tax assets:
- Alternative minimum tax credit carryforward ...       160,978       164,288
- Accrued lease expense .........................       251,904       305,281
- Deferred compensation and other items .........       136,255       128,867
- Net operating loss carryforward ...............     6,510,818     7,303,721
                                                    -----------    ----------
   Total deferred tax assets ....................     7,059,955     7,902,157
- Valuation allowance recognized for
   deferred tax assets ..........................    (3,736,579)   (4,614,620)
                                                    -----------   -----------
   Net deferred tax liability ...................   $        --   $        --
                                                    ===========   ===========

The net operating loss carryforward arising in fiscal 2003, 2004 and 2005 will expire, if unused, in fiscal 2023, 2024 and 2025, respectively.

                              RIVIERA TOOL COMPANY
                         NOTES TO FINANCIAL STATEMENTS

NOTE 9 -- OPERATING LEASES

On June 26, 2003, the Company renegotiated its operating lease for its manufacturing and office facilities. The new noncancellable lease began November 1, 2003 and expires on October 31, 2018. The agreement provides for annual lease payments plus an escalation of approximately $.14 per square foot for the lease term. The Company has an option to renew this lease for an additional 10-year term at a rate based upon the then prevailing market rates for similar-type properties.

Generally accepted accounting principles require that rent expense related to this type of lease be recognized ratably over the term of the lease. The difference between the rent payments made and the amount of expense recognized has been recorded as accrued lease expense (a liability). For the year ended August 31, 2003, the cash payments made exceeded the lease expense by $35,045. For the years ended August 31, 2004 and 2005, the lease expense exceeded the cash payments by $100,204 and $156,990, respectively. The Company has various operating leases, including the noncancellable operating lease noted above, for facilities that expire during the next 15 years. Rent expense under these leases for the years ended August 31, 2003, 2004 and 2005 amounted to $1,120,250, $1,098,955, and $1,155,522, respectively.

The following is a schedule of future minimum rent payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of August 31, 2005.

                                             LEASE
YEAR ENDED AUGUST 31,                       PAYMENTS
---------------------                     -----------
- 2006 ................................   $   988,298
- 2007 ................................     1,013,135
- 2008 ................................     1,039,332
- 2009 ................................     1,064,351
- 2010 ................................     1,090,548
- 2011 and after ......................     9,996,658
                                          -----------
   Total minimum payments required ....   $15,192,322
                                          ===========

NOTE 10 -- RETIREMENT PLANS

The Company has a profit-sharing plan that covers substantially all employees. The plan includes a 401(k) deferred-compensation option. The plan, as established, allows for discretionary contributions as determined annually by the Company's Board of Directors. No discretionary contribution was made for the years-ended August 31, 2003, 2004, and 2005. The Company also matches and contributes up to 15 percent of the employees' contributions, up to 2% of an employee's annual wage. Effective January 1, 2002, the Company, until further notice, suspended its matching share of the employees' contribution.

The Company has an Executive Deferred Compensation Plan with an officer who retired December 31, 2004. Under the plan, upon the earlier of death or termination of executive's employment with the Company on or after attainment of age 65, the Company shall pay to the executive, his heirs and assignees a retirement benefit equal to $50,000 per year for five years. The retirement benefit will commence on the first day of the second month following the death or termination of his employment with the Company on or after attainment of age
65. The retirement benefit shall continue with four additional payments of $50,000 each. Death of the executive after the commencement of payments shall not reduce or eliminate subsequent payments due. At the time of retirement, the Company had a key-man life insurance policy for $250,000 on such executive. During fiscal 2005, the Company transferred such policy to the retired individual based upon a value of $100,000. In addition, the Company paid $107,840 during fiscal 2005 to such retiree and is scheduled to retire the remaining liability of $42,160 in fiscal 2006.

                              RIVIERA TOOL COMPANY
                         NOTES TO FINANCIAL STATEMENTS

NOTE 11 -- STOCK OPTION PLANS

The Company's 1996 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and approved by the stockholders on October 31, 1996. Under the Option Plan, 250,000 shares of Common Stock were reserved for issuance and are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. Stock options granted to Company personnel under the option plan are at exercise prices equal to the market value of the stock on the date of grant. The options vest one year from the date of option grant and the recipients must be employed by the Company at the time of exercise.

The Company's 1998 Key Employee Stock Option Plan (the "Key Option Plan") was adopted by the Board of Directors and approved by the stockholders on December 16, 1998. Under the Key Option Plan, 200,000 shares of Common Stock were reserved for issuance and do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. Stock options granted to Company personnel and Directors under the option plan are at exercise prices equal to the market value of the stock on the date of grant. The options vest one year from the date of option grant and recipients must be employed by the Company at the time of exercise.

As permitted by SFAS No. 123, "Accounting for Stock-based Compensation," the Company continues to apply the provisions of Accounting Principles Board Opinion No. 25, which recognizes compensation expense under the intrinsic value method. The compensation cost, estimated under the fair value-based method defined in SFAS No. 123, was not significant.

A summary of the status of the Option Plan and Key Option Plan during the years' presented is as follows (no stock options were granted previous to fiscal 1999 under the 1996 Stock Option Plan and the 1998 Key Employee Stock Option Plan):

                                                           WEIGHTED AVERAGE
                  OPTION PLAN                     SHARES    EXERCISE PRICE
                  -----------                     ------   ---------------
1996 STOCK OPTION PLAN, AS AMENDED
   Outstanding at end of year, August 31, 2002   110,000        $ 4.83
                                                 =======        ======
Fiscal Year Ended August 31, 2003
- Stock options granted ......................        --            --
                                                 -------        ------
   Outstanding at end of year, August 31, 2003   110,000        $ 4.83
                                                 =======        ======
Fiscal Year Ended August 31, 2004
- Stock options granted ......................        --            --
                                                 -------        ------
   Outstanding at end of year, August 31, 2004   110,000        $ 4.83
                                                 =======        ======
Fiscal Year Ended August 31, 2005
- Stock options forfeited ....................   (10,000)       $6.625
- Stock options forfeited ....................   (20,000)       $ 3.75
                                                 -------        ------
   Outstanding at end of year, August 31, 2005    80,000        $ 4.83
                                                 =======        ======

1998 KEY EMPLOYEE STOCK OPTION PLAN
   Outstanding at end of year, August 31, 2002   107,000        $ 5.20
                                                 =======        ======
Fiscal Year Ended August 31, 2003
- Stock options forfeited ....................    (2,000)       $ 3.75
- Stock options forfeited ....................    (2,000)       $6.625
                                                 -------        ------
   Outstanding at end of year, August 31, 2003   103,000        $ 5.20
                                                 =======        ======
Fiscal Year Ended August 31, 2004
- Stock options granted ......................        --            --
                                                 -------        ------
   Outstanding at end of year, August 31, 2004   103,000        $ 5.20
                                                 =======        ======
Fiscal Year Ended August 31, 2005
- Stock options forfeited ....................    (1,000)       $ 3.75
- Stock options forfeited ....................    (1,000)       $6.625
                                                 -------        ------
   Outstanding at end of year, August 31, 2005   101,000        $ 5.20
                                                 =======        ======

                              RIVIERA TOOL COMPANY
                          NOTES TO FINANCIAL STATEMENTS

NOTE 12 -- WARRANTS AND OPTION

On March 16, 2004, the Company sold 394,737 shares of common stock in a private placement with four accredited investors for $1,500,000. In connection with this purchase, the Company issued Series A Warrants for eighty percent warrant coverage of the initial shares purchased (315,792 shares) with half of such warrants having an exercisable price of 110% of the average of the 20 consecutive Closing Prices immediately prior to the March 16, 2004 (exercise price of $5.07 per share) and the other half with an exercise price of 120% of the average of the 20 consecutive Closing Prices immediately prior to the March 16, 2004 (exercise price of $5.53 per share). Such Series A Warrants are exercisable for five years commencing six months from the Closing date. In addition, the Company issued Series A Warrants to purchase up to 20,000 shares of common stock at the same price to the broker of the transaction.

In conjunction with the May 17, 2005 senior loan facility agreement, the Company issued options to purchase 650,000 shares at $.01 per share. The issuance of the 650,000 share option triggered a price protection clause related to the above issued warrants. Such price protection was to expire in September of 2005. Under the warrant agreements, if the Company issued warrants or options below the strike price ($5.07 and $5.53), the exercise price of the outstanding warrants would adjust to the lower exercise price. Of these warrants, 210,528 shares were exercised during 2005.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses payable by Riviera Tool Company in connection with the offering described in this Registration Statement are as follows:

Registration fee                    $   367
Legal fees and expenses              50,000
Accounting fees and expenses         15,000
Printing and duplicating expenses     5,000
Miscellaneous expenses                4,633
                                    -------
Total                               $75,000
                                    =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a) INDEMNIFICATION. The Riviera Tool Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Michigan Business Corporation Act (the "Act") or any other applicable law, no director of Riviera Tool shall be personally liable to Riviera Tool or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of Riviera Tool.

          Riviera Tool's articles of incorporation further state that each person who is or was or had agreed to become a director or officer of Riviera Tool, or each such person who is or was serving or who had agreed to serve at the request of Riviera Tool's board of directors as an employee or agent of Riviera Tool or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by Riviera Tool to the full extent permitted by the Act or by any other applicable law.

          Riviera Tool's articles of incorporation further state that Riviera Tool may enter into one or more agreements with any person, which agreements provide for indemnification greater or different than that provided for in the articles of incorporation.

          Section 209(c) of the Act permits a corporation to eliminate or limit a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 551 of the Act, dealing with unlawful distributions; or (4) for an intentional criminal act.

          Section 561 of the Act permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Sections 562 and 564c of the Act provide that in a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses, including attorneys fees and amounts paid in settlement, actually and reasonably incurred by directors and officers in connection with the action or suit, but only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except that no indemnification will be made if such person will have been found liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Section 563 of the Act provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or defense of a claim, issue or matter in the action suit or proceeding, shall be indemnified against actual and reasonable expenses, including attorney's fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce this mandatory indemnification.

          (b) INSURANCE. We carry policies of insurance which cover individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnification of directors and officers in accordance with our articles of incorporation.

ITEM 16. EXHIBITS.

3.1 Amended and Restated Articles of Incorporation, as amended (Incorporated by reference as Exhibit 3(a) to Amendment No. 1 to Registrant's
       Registration Statement on Form S-1/A (File No. 333-14187) filed with the
       Commission on January 8, 1997)**

3.2    By-Laws (Incorporated by reference as Exhibit 3(b) to Amendment No. 1 to
       Registrant's Registration Statement on Form S-1/A (File No. 333-14187) filed with the Commission on January 8, 1997)**

4.1    Specimen Common Stock Certificate (Incorporated by reference as Exhibit
       4(a) to Registrant's Registration Statement on Form S-1 (File No.
       333-14187) filed with the Commission on October 15, 1996)**

5.1 Opinion of Law Weathers & Richardson, P.C as to legality of securities being offered**

10.1   Security Agreement between Laurus Master Fund, Ltd. and Riviera Tool
       Company dated May 17, 2005**

10.2   Registration Rights Agreement between Laurus Master Fund, Ltd. and
       Riviera Tool Company, dated May 17, 2005**

10.3   Master Security Agreement between Laurus Master Fund, Ltd. and Riviera
       Tool Company dated May 17, 2005**

10.4   Securities Purchase Agreement between Laurus Master Fund, Ltd. and
       Riviera Tool Company dated May 17, 2005**

10.5   Secured Convertible Minimum Borrowing Note dated May 17, 2005**

10.6   Option Agreement dated May 17, 2005**

10.7   Secured Revolving Note dated May 17, 2005**

10.8   Secured Convertible Term Note dated May 18, 2005**

23.1   Consent of Deloitte & Touche LLP*

23.2   Consent of Law Weathers & Richardson, P.C. (contained in Exhibit 5.1)*

24.1   Powers of Attorney (included on page II-4 hereof)**

*    Filed herewith.

**   Previously Filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on August 11, 2006.

                                        RIVIERA TOOL COMPANY


                                        By: /s/ Kenneth K. Rieth
                                            ------------------------------------
                                        Name: Kenneth K. Rieth
                                        Title: President and Chief Executive
                                               Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE               TITLE                                    DATE
---------               -----                                    ----


/s/ Kenneth K. Rieth    President and Chief Executive Officer,   August 11, 2006
---------------------   Director
Kenneth K. Rieth


/s/ Peter C. Canepa     Chief Financial Officer (Principal       August 11, 2006
---------------------   Accounting and Financial Officer)
Peter C. Canepa


/s/ Jay S. Baron        Director                                 August 11, 2006
---------------------
Jay S. Baron


/s/ James V. Gillette   Director                                 August 11, 2006
---------------------
James V. Gillette


/s/ J. Dann Engels      Director                                 August 11, 2006
---------------------
J. Dann Engels

                                  EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
-----------   -----------
    3.1       Amended and Restated Articles of Incorporation, as amended
              (Incorporated by reference as Exhibit 3(a) to Amendment No. 1 to
              Registrant's Registration Statement on Form S-1/A (File No.
              333-14187) filed with the Commission on January 8, 1997)**

    3.2       By-Laws (Incorporated by reference as Exhibit 3(b) to Amendment
              No. 1 to Registrant's Registration Statement on Form S-1/A (File
              No. 333-14187) filed with the Commission on January 8, 1997)**

    4.1       Specimen Common Stock Certificate (Incorporated by reference as
              Exhibit 4(a) to Registrant's Registration Statement on Form S-1
              (File No. 333-14187) filed with the Commission on October 15,
              1996)**

    5.1 Opinion of Law Weathers & Richardson, P.C as to legality of securities being offered**

    10.1      Security Agreement between Laurus Master Fund, Ltd. and Riviera
              Tool Company dated May 17, 2005**

    10.2      Registration Rights Agreement between Laurus Master Fund, Ltd. and
              Riviera Tool Company, dated May 17, 2005**

    10.3      Master Security Agreement between Laurus Master Fund, Ltd. and
              Riviera Tool Company dated May 17, 2005**

    10.4      Securities Purchase Agreement between Laurus Master Fund, Ltd. and
              Riviera Tool Company dated May 17, 2005**

    10.5      Secured Convertible Minimum Borrowing Note dated May 17, 2005**

    10.6      Option Agreement dated May 17, 2005**

    10.7      Secured Revolving Note dated May 17, 2005**

    10.8      Secured Convertible Term Note dated May 18, 2005**

    23.1      Consent of Deloitte & Touche LLP*

    23.2      Consent of Law Weathers & Richardson,  P.C. (contained in Exhibit
              5.1)*

    24.1      Powers of Attorney (included on page II-4 hereof)**

*    Filed herewith.

**   Previously Filed.